                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 19

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   38141G 10 4
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                October 30, 2001
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                                              13D
---------------------

------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     As to a group consisting solely of Covered Persons(1)            (a)   [x]

     As to a group consisting of persons other than Covered Persons   (b)   [x]
------------------------------------------------------------------------------
3.  SEC USE ONLY
------------------------------------------------------------------------------
4.  SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to
    Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                [ ]
    PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each
    person listed on Appendix A.)
------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
------------------------------------------------------------------------------
                                    7.  SOLE VOTING POWER (See Item 6)
      NUMBER OF                         As to Covered Shares, 0
       SHARES                           As to Uncovered Shares,
    BENEFICIALLY                        as stated in Appendix A
      OWNED BY                    -----------------------------------
     REPORTING                      8.  SHARED VOTING POWER (See
      PERSON                            Item 6) (Applies to each person
       WITH                             listed on Appendix A.)
                                        244,558,005 Covered Shares held
                                        by Covered Persons
                                        11,356 Uncovered Shares held by
                                        Covered Persons(3)
                                        1,528,521 Other Uncovered
                                        Shares held by Covered
                                        Persons(4)
                                        5,455,197 shares held by KAA(5)
                                        8,670,527 shares held by SMBC(5)
                                  -----------------------------------
                                    9.  SOLE DISPOSITIVE POWER (See
                                        Item 6)
                                        As to Covered Shares, less than 1%
                                        As to Uncovered Shares, as stated in
                                        Appendix A
                                  -----------------------------------
                                    10.  SHARED DISPOSITIVE POWER
                                         (See Item 6):
                                         As to Covered Shares, 0
                                         As to Uncovered Shares, as
                                         stated in Appendix A
                                  -----------------------------------

------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON                                                       246,097,882
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES (Applies to each person listed on Appendix A.)        [x](6)
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)           51.60%(6)
------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------
(1)    For a definition of this term, please see Item 2.

(2)    For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 86 private charitable foundations established by 85 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SMBC. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SMBC.

(6) Excludes 5,455,197 and 8,670,527 shares of Common Stock held by KAA and SMBC, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A


                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Bradley I. Abelow                                                       0                0                0                 0
Peter C. Aberg                                                          0                0                0                 0
Daniel A. Abut                                  Argentina               0                0                0                 0
Paul M. Achleitner                               Austria                0                0                0                 0
Alberto F. Ades                                 Argentina               0                0                0                 0
Gregory A. Agran                                                        0                0                0                 0
Raanan A. Agus                                                          0                0                0                 0
Jonathan R. Aisbitt                                UK                   0                0                0                 0
Anand Aithal                                       UK                   0                0                0                 0
Elliot M. Alchek                                                        0                0                0                 0
Yusuf A. Aliredha                                Bahrain                0                0                0                 0
Andrew M. Alper                                                         0                0                0                 0
Philippe J. Altuzarra                            France                 0                0                0                 0
Rebecca Amitai                                                          0                0                0                 0
Zarthustra Amrolia                                 UK                   0                0                0                 0
John G. Andrews                                  USA/UK                 0                0                0                 0
Francois Andriot                                 France                 0                0                0                 0
John A. Ashdown                                    UK                   0                0                0                 0
David M. Atkinson                                  UK                   0                0                0                 0
Mitchel J. August                                                       0                0                0                 0
Armen A. Avanessians                                                    0                0                0                 0
Dean C. Backer                                                          0                0                0                 0
William A. Badia                                                        0                0                0                 0
Michiel J. Bakker                            The Netherlands            0                0                0                 0
Mark E. Bamford                                                         0                0                0                 0
John S. Barakat                                                         0                0                0                 0
Leslie Barbi                                                            0                0                0                 0
Adam P. Barrett                                    UK                   0                0                0                 0
Christopher M. Barter                                                   0                0                0                 0
Christopher A. Bates                                                    0                0                0                 0
Barbara J. Basser-Bigio                                                 0                0                0                 0
Carl-Georg Bauer-Schlichtegroll                  Germany                0                0                0                 0
David Baum                                                              0                0                0                 0
Gerhard Baumgard                                 Germany                0                0                0                 0
Patrick Y. Baune                                 France                 0                0                0                 0
Frank A. Bednarz                                                        0                0                0                 0
Jonathan A. Beinner                                                     0                0                0                 0
Janet L. Bell                                                           0                0                0                 0
Ron E. Beller                                                           0                0                0                 0
Tarek M. Ben Halim                            Saudi Arabia              0                0                0                 0
Kenneth Berents                                                         0                0                0                 0
Milton R. Berlinski                          The Netherlands            0                0                0                 0
Andrew S. Berman                                                        0                0                0                 0
Frances R. Bermanzohn                                                   0                0                0                 0
Anthony D. Bernbaum                                UK                   0                0                0                 0
Stuart N. Bernstein                                                     0                0                0                 0
Thomas P. Berquist                                                      0                0                0                 0
Robert A. Berry                                    UK                   0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------

John D. Bertuzzi                                                        0                0                0                 0
Elizabeth E. Beshel                                                     0                0                0                 0
Andrew M. Bevan                                    UK                   0                0                0                 0
Jean-Luc Biamonti                                Monaco                 0                0                0                 0
James J. Birch                                     UK                   0                0                0                 0
Gary D. Black                                                           0                0                0                 0
Lloyd C. Blankfein                                                      0                0                0                 0
Abraham Bleiberg                                 Mexico                 0                0                0                 0
David W. Blood                                                          0                0                0                 0
Randall A. Blumenthal                                                   0                0                0                 0
David R. Boles                                                          0                0                0                 0
Antonio Borges                                  Portugal                0                0                0                 0
Alastair M. Borthwick                              UK                   0                0                0                 0
Alison L. Bott                                     UK                   0                0                0                 0
Charles W.A. Bott                                  UK                   0                0                0                 0
Charles C. Bradford III                                                 0                0                0                 0
Benjamin S. Bram                                                        0                0                0                 0
Graham Branton                                     UK                   0                0                0                 0
Thomas C. Brasco                                                        0                0                0                 0
Alan J. Brazil                                                          0                0                0                 0
Peter L. Briger, Jr.                                                    0                0                0                 0
Craig W. Broderick                                                      0                0                0                 0
Richard J. Bronks                                  UK                   0                0                0                 0
Peter M. Brooks                                                         0                0                0                 0
Edward A. Brout                                                         0                0                0                 0
Charles K. Brown                                   UK                   0                0                0                 0
James K. Brown                                                          0                0                0                 0
Julian J. Brown                                    UK                   0                0                0                 0
Kathleen Brown                                                          0                0                0                 0
Melissa R. Brown                                                        0                0                0                 0
Peter D. Brundage                                                       0                0                0                 0
John J. Bu                                                              0                0                0                 0
Lawrence R. Buchalter                                                   0                0                0                 0
Mark J. Buisseret                                  UK                   0                0                0                 0
Steven M. Bunson                                                        0                0                0                 0
Timothy B. Bunting                                 UK                   0                0                0                 0
Andrew J. Burke-Smith                            Canada                 0                0                0                 0
David D. Burrows                                                        0                0                0                 0
Michael S. Burton                                  UK                   0                0                0                 0
George H. Butcher III                                                   0                0                0                 0
Mary D. Byron                                                           0                0                0                 0
Andrew Cader                                                            0                0                0                 0
Lawrence V. Calcano                                                     0                0                0                 0
Elizabeth V. Camp                                                       0                0                0                 0
John D. Campbell                                                        0                0                0                 0
Laurie G. Campbell                               Canada                 0                0                0                 0
Richard M. Campbell-Breeden                        UK                   0                0                0                 0
Mark M. Carhart                                                         0                0                0                 0
Mark J. Carlebach                                                       0                0                0                 0
Mariafrancesca Carli                              Italy                 0                0                0                 0
Anthony H. Carpet                                                       0                0                0                 0
Michael J. Carr                                                         0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Christopher J. Carrera                                                  0                0                0                 0
Mark Carroll                                                            0                0                0                 0
Virginia E. Carter                                                      0                0                0                 0
Calvin R. Carver, Jr.                                                   0                0                0                 0
Mary Ann Casati                                                         0                0                0                 0
Chris Casciato                                                          0                0                0                 0
Mark A. Castellano                                                      0                0                0                 0
Varkki P. Chacko                                USA/India               0                0                0                 0
David K. Chang                                   Taiwan                 0                0                0                 0
Amy L. Chasen                                                           0                0                0                 0
Sacha A. Chiaramonte                             Germany                0                0                0                 0
Andrew A. Chisholm                               Canada                 0                0                0                 0
W. Reed Chisholm, II                                                   490               0               490                0
Robert J. Christie                                                      0                0                0                 0
Todd J. Christie                                                        0                0                0                 0
Jane P. Chwick                                                          0                0                0                 0
Peter T. Cirenza                                                        0                0                0                 0
Geoffrey G. Clark                                Canada                 0                0                0                 0
Kent A. Clark                                    Canada                 0                0                0                 0
Maura J. Clark                                   Canada                 0                0                0                 0
Catherine M. Claydon                             Canada                 0                0                0                 0
Zachariah Cobrinik                                                      0                0                0                 0
Michael D. Cochrane                              Canada                 0                0                0                 0
Abby Joseph Cohen                                                       0                0                0                 0
Lawrence A. Cohen                                                      200               0               200                0
Lawrence H. Cohen                                                       0                0                0                 0
Marc I. Cohen                                                           0                0                0                 0
Gary D. Cohn                                                            0                0                0                 0
Christopher A. Cole                                                     0                0                0                 0
Timothy J. Cole                                                         0                0                0                 0
Robert G. Collins                                                       0                0                0                 0
Marcus R. Colwell                                                       0                0                0                 0
Peter H. Comisar                                                        0                0                0                 0
Laura C. Conigliaro                                                     0                0                0                 0
William Connell                                                         0                0                0                 0
Llewellyn C. Connolly                                                   0                0                0                 0
Thomas G. Connolly                             Ireland/USA              0                0                0                 0
Frank T. Connor                                                         0                0                0                 0
Donna L. Conti                                                          0                0                0                 0
Karen R. Cook                                      UK                   0                0                0                 0
Edith W. Cooper                                                         0                0                0                 0
Philip A. Cooper                                                        0                0                0                 0
Carlos A. Cordeiro                                                      0                0                0                 0
Henry Cornell                                                           0                0                0                 0
E. Gerald Corrigan                                                      0                0                0                 0
Jon S. Corzine                                                          0                0                0                 0
Claudio Costamagna                                Italy                 0                0                0                 0
James A. Coufos                                                         0                0                0                 0
Frank L. Coulson, Jr.                                                   0                0                0                 0
Kenneth Courtis                                                         0                0                0                 0
Eric J. Coutts                                     UK                   0                0                0                 0
Beverley M. Covell                                 UK                   0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Randolph L. Cowen                                                       0                0                0                 0
Meyrick Cox                                        UK                   0                0                0                 0
Brahm S. Cramer                                  Canada                 0                0                0                 0
Nicholas P. Crapp                                  UK                   0                0                0                 0
Neil D. Crowder                                                         0                0                0                 0
Michael L. Crowl                                                        0                0                0                 0
Eduardo A. Cruz                                                         0                0                0                 0
John P. Curtin, Jr.                                                     0                0                0                 0
John W. Curtis                                                          0                0                0                 0
Michael D. Daffey                               Australia               0                0                0                 0
Stephen C. Daffron                                                      0                0                0                 0
Paul B. Daitz                                                           0                0                0                 0
John S. Daly                                     Ireland                0                0                0                 0
Philip M. Darivoff                                                      0                0                0                 0
Matthew S. Darnall                                                      0                0                0                 0
Timothy D. Dattels                               Canada                 0                0                0                 0
Gavyn Davies                                       UK                   0                0                0                 0
Michael H. Davis                                                        0                0                0                 0
Michael G. De Lathauwer                          Belgium                0                0                0                 0
Jean A. De Pourtales                            France/UK               0                0                0                 0
Luigi de Vecchi                                   Italy                 0                0                0                 0
David A. Dechman                                                        0                0                0                 0
Mark Dehnert                                                            0                0                0                 0
Paul C. Deighton                                   UK                   0                0                0                 0
James Del Favero                                Australia               0                0                0                 0
Juan A. Del Rivero                                Spain                 0                0                0                 0
Robert V. Delaney, Jr.                                                  0                0                0                 0
Joseph Della Rosa                                                       0                0                0                 0
Emanuel Derman                                                          0                0                0                 0
Neil V. DeSena                                                          0                0                0                 0
Martin R. Devenish                                 UK                   0                0                0                 0
Andrew C. Devenport                                UK                   0                0                0                 0
Stephen D. Dias                                    UK                   0                0                0                 0
Armando A. Diaz                                                         0                0                0                 0
Alexander C. Dibelius                            Germany                0                0                0                 0
Stephen J. DiLascio                                                     0                0                0                 0
James D. Dilworth                                                       0                0                0                 0
Paul M. DiNardo                                                         0                0                0                 0
Simon P. Dingemans                                 UK                   0                0                0                 0
Joseph P. DiSabato                                                      0                0                0                 0
Sandra D'Italia                                                         0                0                0                 0
Michele I. Docharty                                                     0                0                0                 0
Paula A. Dominick                                                       0                0                0                 0
Noel B. Donohoe                                  Ireland                0                0                0                 0
Suzanne O. Donohoe                                                      0                0                0                 0
James H. Donovan                                                        0                0                0                 0
Jana Hale Doty                                                          0                0                0                 0
Robert G. Doumar, Jr.                                                   0                0                0                 0
Thomas M. Dowling                                                       0                0                0                 0
John O. Downing                                                         0                0                0                 0
Michael B. Dubno                                                        0                0                0                 0
Connie K. Duckworth                                                     0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
William C. Dudley                                                       0                0                0                 0
Donald J. Duet                                                          0                0                0                 0
Brian J. Duffy                                                          0                0                0                 0
Brian Duggan                                                            0                0                0                 0
Matthieu B. Duncan                                                      0                0                0                 0
C. Steven Duncker                                                       0                0                0                 0
Karlo J. Duvnjak                                 Canada                 0                0                0                 0
Jay S. Dweck                                                            0                0                0                 0
Michael L. Dweck                                                        0                0                0                 0
Gordon E. Dyal                                                          0                0                0                 0
Isabelle Ealet                                   France                 0                0                0                 0
Glenn P. Earle                                     UK                   0                0                0                 0
Seaborn S. Eastland                                                     0                0                0                 0
Paul S. Efron                                                           0                0                0                 0
Herbert E. Ehlers                                                       0                0                0                 0
Alexander S. Ehrlich                                                    0                0                0                 0
John E. Eisenberg                                                       0                0                0                 0
Gary L. Eisenreich                                                      0                0                0                 0
Edward K. Eisler                                 Austria                0                0                0                 0
Jason H. Ekaireb                                   UK                   0                0                0                 0
Gregory H. Ekizian                                                      0                0                0                 0
Aubrey J. Ellis                                                         0                0                0                 0
Glenn D. Engel                                                          0                0                0                 0
Earl S. Enzer                                                           0                0                0                 0
Christopher H. Eoyang                                                   0                0                0                 0
Davide G. Erro                                    Italy                 0                0                0                 0
Michael P. Esposito                                                     0                0                0                 0
George C. Estey                                  Canada                 0                0                0                 0
Mark D. Ettenger                                                        0                0                0                 0
Bruce J. Evans                                                          0                0                0                 0
Ian J. Evans                                       UK                   0                0                0                 0
J. Michael Evans                                 Canada                 0                0                0                 0
W. Mark Evans                                    Canada                 0                0                0                 0
Charles P. Eve                                     UK                   0                0                0                 0
Brian F. Farr                                                           0                0                0                 0
Elizabeth C. Fascitelli                                                 0                0                0                 0
Jeffrey F. Fastov                                                       0                0                0                 0
Pieter Maarten Feenstra                      The Netherlands            0                0                0                 0
Norman Feit                                                             0                0                0                 0
Steven M. Feldman                                                       0                0                0                 0
Laurie R. Ferber                                                        0                0                0                 0
John A. Ferro, Jr.                                                      0                0                0                 0
Robert P. Fisher, Jr.                                                   0                0                0                 0
Lawton W. Fitt                                                          0                0                0                 0
Stephen C. Fitzgerald                           Australia               0                0                0                 0
Thomas M. Fitzgerald III                                                0                0                0                 0
Daniel M. Fitzpatrick                                                   0                0                0                 0
James A. Fitzpatrick                                                    0                0                0                 0
David N. Fleischer                                                      0                0                0                 0
David B. Ford                                                           0               134               0                134
Edward C. Forst                                                         0                0                0                 0
George B. Foussianes                                                    0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Oliver L. Frankel                                                       0                0                0                 0
Randy W. Frankel                                                        0                0                0                 0
Matthew T. Fremont-Smith                                                0                0                0                 0
Christopher G. French                              UK                   0                0                0                 0
Timothy G. Freshwater                              UK                   0                0                0                 0
Jacob Y. Friedman                                                       0                0                0                 0
Richard A. Friedman                                                     0                0                0                 0
Matthias K. Frisch                             Switzerland              0                0                0                 0
Robert K. Frumkes                                                       0                0                0                 0
C. Douglas Fuge                                                         0                0                0                 0
Shirley Fung                                       UK                   0                0                0                 0
Joseph D. Gatto                                                         0                0                0                 0
Emmanuel Gavaudan                                France                 0                0                0                 0
Nicholas J. Gaynor                                 UK                   0                0                0                 0
Richard A. Genna                                                        0                0                0                 0
Eduardo B. Gentil                                                       0                0                0                 0
Peter C. Gerhard                                                        0                0                0                 0
Kenneth K. Gershenfeld                                                  0                0                0                 0
Rajiv A. Ghatalia                                 India                 0                0                0                 0
Robert R. Gheewalla                                                     0                0                0                 0
Nomi P. Ghez                                   Israel/USA               0                0                0                 0
Scott A. Gieselman                                                      0                0                0                 0
Gary T. Giglio                                                          0                0                0                 0
H. John Gilbertson, Jr.                                                 0                0                0                 0
Nicholas G. Giordano                                                    0               300               0                300
Joseph H. Gleberman                                                     0                0                0                 0
Richard J. Gnodde                         Ireland/South Africa          0                0                0                 0
Charles G. Goetz                                                        0                0                0                 0
Jeffrey B. Goldenberg                                                   0              2,860(7)           0               2,860(7)
Jacob D. Goldfield                                                      0                0                0                 0
Gary F. Goldring                                                        0                0                0                 0
James S. Golob                                                          0                0                0                 0
Amy O. Goodfriend                                                       0                0                0                 0
Jay S. Goodgold                                                         0                0                0                 0
Andrew M. Gordon                                                        0                0                0                 0
Anthony J. Gordon                                                       0                0                0                 0
Roger H. Gordon                                                         0                0                0                 0
Robert D. Gottlieb                                                      0                0                0                 0
Gregory M. Gould                                                        0                0                0                 0
Frank J. Governali                                                      0                0                0                 0
Lorenzo Grabau                                    Italy                 0                0                0                 0
Geoffrey T. Grant                                                       0                0                0                 0
William M. Grathwohl                                                    0                0                0                 0
Pedro Gonzalez Grau                               Spain                 0                0                0                 0
Thomas J. Gravina                                                      200               0               200                0
Michael J. Graziano                                                     0                0                0                 0
Carmen A. Greco                                                         0                0                0                 0
David J. Greenwald                                                      0                0                0                 0
Louis S. Greig                                     UK                   0                0                0                 0

--------------------------
(7) Shared with family members.

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
William W. Gridley                                                      0                0                0                 0
Peter W. Grieve                                                         0                0                0                 0
Christopher Grigg                                  UK                   0                0                0                 0
Edward Sebastian Grigg                          UK/France               0                0                0                 0
Michael Grindfors                                Sweden                 0                0                0                 0
Douglas C. Grip                                                         0                0                0                 0
Peter Gross                                                             0                0                0                 0
Eric P. Grubman                                                         0                0                0                 0
Celeste A. Guth                                                         0                0                0                 0
Edward S. Gutman                                                        0                0                0                 0
Joseph D. Gutman                                                        0                0                0                 0
Douglas A. Guzman                                Canada                 0                0                0                 0
Erol Hakanoglu                                   Turkey                 0                0                0                 0
David R. Hansen                                 Australia               0                0                0                 0
Roger C. Harper                                                         0                0                0                 0
Charles T. Harris III                                                   0                0                0                 0
Robert S. Harrison                                                      0                0                0                 0
Shelley A. Hartman                                                      0                0                0                 0
Paul R. Harvey                                                          0                0                0                 0
Arthur J. Hass                                                          0                0                0                 0
Arne K. Hassel                                   Sweden                 0                0                0                 0
Nobumichi Hattori                                 Japan                 0                0                0                 0
Stephen J. Hay                                     UK                   0                0                0                 0
Walter H. Haydock                                                       0                0                0                 0
Isabelle Hayen                                   Belgium                0                0                0                 0
Keith L. Hayes                                     UK                   0                0                0                 0
Thomas J. Healey                                                        0                0                0                 0
John P. Heanue                                                          0                0                0                 0
Robert C. Heathcote                                UK                   0                0                0                 0
Sylvain M. Hefes                                 France                 0                0                0                 0
Douglas C. Heidt                                                        0                0                0                 0
David B. Heller                                                         0                0                0                 0
Steven M. Heller                                                        0                0                0                 0
William L. Hemphill                                                     0                0                0                 0
Ruud G. Hendriks                             The Netherlands            0                0                0                 0
David P. Hennessey                                                      0                0                0                 0
R. Douglas Henderson                                                    0                0                0                 0
David L. Henle                                                          0                0                0                 0
Mary C. Henry                                                           0                0                0                 0
Peter C. Herbert                                                        0                0                0                 0
Carl H. Hewitt                                                          0              1000(8)             0              1000(8)
Bruce A. Heyman                                                         0                0                0                 0
Stephen Hickey                                                          0                0                0                 0
Robert E. Higgins                                                       0                0                0                 0
Joanne M. Hill                                                          0                0                0                 0
M. Roch Hillenbrand                                                     0                0                0                 0
Donald W. Himpele                                                       0                0                0                 0
Kenneth W. Hitchner                                                     0                0                0                 0
Maykin Ho                                                               0                0                0                 0
Timothy E. Hodgson                               Canada                 0                0                0                 0

--------------------------
(8) Shared with family members.

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Jacquelyn M. Hoffman-Zehner                      Canada                 0                0                0                 0
Richard R. Hogan                                                        0                0                0                 0
Christopher G. Hogg                          New Zealand/USA            0                0                0                 0
Daniel E. Holland III                                                   0                0                0                 0
Teresa E. Holliday                                                      0                0                0                 0
Peter Hollmann                                   Germany                0                0                0                 0
Philip Holzer                                    Germany                0                0                0                 0
Gregory T. Hoogkamp                                                     0                0                0                 0
Thomas J. Hopkins                                                       0                0                0                 0
Jay D. Horine                                                           0                0                0                 0
Robert D. Hormats                                                       0                0                0                 0
Robert G. Hottensen, Jr.                                               529               0               529                0
Michael R. Housden                                 UK                   0                0                0                 0
Zu Liu Frederick Hu                               China                 0                0                0                 0
Paul J. Huchro                                                          0                0                0                 0
James A. Hudis                                                          0                0                0                 0
Terry P. Hughes                                  Ireland                0                0                0                 0
Bimaljit S. Hundal                                 UK                   0                0                0                 0
Edith A. Hunt                                                           0                0                0                 0
Susan J. Hunt                                      UK                   0                0                0                 0
Fern Hurst                                                              0                0                0                 0
Robert J. Hurst                                                        100               0               100                0
Elizabeth A. Husted                                                     0                0                0                 0
Walter V. Hutcherson                                                    0                0                0                 0
John S. Iglehart                                                        0                0                0                 0
Toni Infante                                                            0                0                0                 0
Francis J. Ingrassia                                                    0                0                0                 0
Timothy J. Ingrassia                                                    0                0                0                 0
Margaret H. Isdale                                                      0                0                0                 0
Hideki Ishibashi                                  Japan                 0                0                0                 0
Masahiro Iwano                                    Japan                 0                0                0                 0
Raymond J. Iwanowski                                                    0                0                0                 0
Walter A. Jackson                                                       0                0                0                 0
William L. Jacob III                                                    0                0                0                 0
Ronald H. Jacobe, Jr.                                                   0                0                0                 0
Mark M. Jacobs                                                          0                0                0                 0
Arthur L. Jacobson, Jr.                                                 0                0                0                 0
James A. Jacobson                                                       0                0                0                 0
Robert J. Jacobson, Jr.                                                 0                0                0                 0
Richard I. Jaffee                                                       0                0                0                 0
Reuben Jeffery III                                                      0                0                0                 0
Stefan J. Jentzsch                               Germany                0                0                0                 0
Andrew R. Jessop                                   UK                   0                0                0                 0
Dan H. Jester                                                           0                0                0                 0
Thomas Jevon                                                            0                0                0                 0
Daniel J. Jick                                                          0                0                0                 0
David M. Jimenez-Blanco                           Spain                 0                0                0                 0
Peter T. Johnston                                                       0                0                0                 0
Robert H. Jolliffe                                 UK                   0                0                0                 0
Andrew J. Jonas                                                         0                0                0                 0
Robert C. Jones                                                         0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Roy R. Joseph                                    Guyana                 0                0                0                 0
Chansoo Joung                                                           0                0                0                 0
Marc H. Jourdren                                 France                 0                0                0                 0
Andrew J. Kaiser                                                        0                0                0                 0
Fred J. Kambeitz                                                        0                0                0                 0
Ann F. Kaplan                                                          21                0               21                 0
Barry A. Kaplan                                                         0                0                0                 0
David A. Kaplan                                                         0                0                0                 0
Jason S. Kaplan                                                         0                0                0                 0
Robert S. Kaplan                                                        0                0                0                 0
Scott B. Kapnick                                                        0                0                0                 0
Atul Kapur                                        India                 0                0                0                 0
Erland S. Karlsson                               Sweden                 0                0                0                 0
James M. Karp                                                           0                0                0                 0
Richard Katz                                                            0                0                0                 0
Robert J. Katz                                                          0                0                0                 0
James C. Katzman                                                        0                0                0                 0
David K. Kaugher                                                        0                0                0                 0
Tetsuya Kawano                                    Japan                 0                0                0                 0
R. Mark Keating                                                         0                0                0                 0
Peter R. Kellogg                                                        0                0                0                 0
John L. Kelly                                                           0                0                0                 0
Carsten Kengeter                                 Germany                0                0                0                 0
Kevin W. Kennedy                                                        0                0                0                 0
Gioia M. Kennett                                                        0                0                0                 0
William J. Kenney                                                       0                0                0                 0
Thomas J. Kenny                                                         0                0                0                 0
Steven Kerr                                                             0                0                0                 0
Lawrence S. Keusch                                                      0                0                0                 0
Rustom N. Khandalavala                                                  0                0                0                 0
Philippe Khuong-Huu                              France                 0                0                0                 0
Peter A. Kiernan                                   UK                   0                0                0                 0
Peter D. Kiernan III                                                    0                0                0                 0
James T. Kiernan, Jr.                                                   0                0                0                 0
Sun Bae Kim                                      Canada                 0                0                0                 0
Douglas W. Kimmelman                                                    0                0                0                 0
Colin E. King                                    Canada                 0                0                0                 0
Robert C. King, Jr.                                                     0                0                0                 0
Adrian P. Kingshott                                UK                   0                0                0                 0
Timothy M. Kingston                                                     0                0                0                 0
Frank J. Kinney, III                                                    0                0                0                 0
Lincoln Kinnicutt                                                       0                0                0                 0
Shigeki Kiritani                                  Japan                 0                0                0                 0
Ewan M. Kirk                                       UK                   0                0                0                 0
Daniel H. Klebes II                                                     0                0                0                 0
Michael K. Klingher                                                     0                0                0                 0
Jonathan R. Knight                                 UK                   0                0                0                 0
Bradford C. Koenig                                                      0                0                0                 0
Mark J. Kogan                                                           0                0                0                 0
John T. Koh                                     Singapore               0                0                0                 0
Jonathan L. Kolatch                                                     0                0                0                 0
Richard E. Kolman                                                       0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Philip J. Kopp III                                                      0                0                0                 0
David J. Kostin                                                         0                0                0                 0
Koji Kotaka                                       Japan                 0                0                0                 0
Peter S. Kraus                                                         15                0               15                 0
Mary Lyn Valkenburg Kurish                                              0                0                0                 0
Peggy A. Lamb                                                           0                0                0                 0
David G. Lambert                                                        0                0                0                 0
Thomas K. Lane                                                          0                0                0                 0
Bruce M. Larson                                                         0                0                0                 0
Thomas D. Lasersohn                                                     0                0                0                 0
Anthony D. Lauto                                                        0                0                0                 0
John J. Lauto                                                           0                0                0                 0
Matthew Lavicka                                                         0                0                0                 0
Peter T. Lawler                                                         0                0                0                 0
David N. Lawrence                                                       0                0                0                 0
Peter Layton                                                            0                0                0                 0
Susan R. Leadem                                                         0                0                0                 0
Andrew D. Learoyd                                  UK                   0                0                0                 0
Chan-Keun Lee                                  South Korea              0                0                0                 0
Chang-Ho J. Lee                              USA/South Korea            0                0                0                 0
Donald C. Lee                                                           0                0                0                 0
Gregory D. Lee                                  Australia               0                0                0                 0
Kenneth H. M. Leet                                                      0                0                0                 0
Anthony J. Leitner                                                      0                0                0                 0
Todd W. Leland                                                          0                0                0                 0
Paulo C. Leme                                                           0                0                0                 0
Remco O. Lenterman                           The Netherlands            0                0                0                 0
Hughes B. Lepic                                  France                 0                0                0                 0
Alan B. Levande                                                         0                0                0                 0
Johan H. Leven                                   Sweden                 0                0                0                 0
Stephen M. Levick                                                       0                0                0                 0
Ronald S. Levin                                                         0                0                0                 0
Jack Levy                                                               0                0                0                 0
Richard J. Levy                                    UK                   0                0                0                 0
Tobin V. Levy                                                           0                0                0                 0
P. Jeremy Lewis                                                         0                0                0                 0
Thomas B. Lewis, Jr.                                                    0                0                0                 0
Mark E. Leydecker                                                       0                0                0                 0
Matthew G. L'Heureux                                                    0                0                0                 0
Michael Liberman                                                        0                0                0                 0
George C. Liberopoulos                         Canada/USA               0                0                0                 0
Gwen R. Libstag                                                         0                0                0                 0
Stephen C. Lichtenauer                                                  0                0                0                 0
Roger A. Liddell                                   UK                   0                0                0                 0
Richard J. Lieb                                                         0                0                0                 0
Mitchell J. Lieberman                                                   0                0                0                 0
Richerd C. Lightburn                                                    0                0                0                 0
Susan S. Lin                                  Hong Kong/USA             0                0                0                 0
Syaru Shirley Lin                                                       0                0                0                 0
Josephine Linden                                   UK                   0                0                0                 0
Lawrence H. Linden                                                      0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Anthony W. Ling                                    UK                   0                0                0                 0
Laura A. Liswood                                                        9                0                9                 0
Bonnie S. Litt                                                          0                0                0                 0
Robert Litterman                                                        0                0                0                 0
Robert H. Litzenberger                                                  0                0                0                 0
David McD. A. Livingstone                       Australia               0                0                0                 0
Douglas F. Londal                                                       0                0                0                 0
Jacques M. Longerstaey                         USA/Belgium              0                0                0                 0
Joseph Longo                                                            0                0                0                 0
Jonathan M. Lopatin                                                     0                0                0                 0
Francisco Lopez-Balboa                                                  0                0                0                 0
Victor M. Lopez-Balboa                                                  0                0                0                 0
Antigone Loudiadis                                 UK                   0                0                0                 0
Michael C. Luethke                                                      0                0                0                 0
Kevin L. Lundeen                                                        0                0                0                 0
Michael R. Lynch                                                        0                0                0                 0
Peter B. MacDonald                                 UK                   0                0                0                 0
Mark G. Machin                                     UK                   0                0                0                 0
Shogo Maeda                                       Japan                 0                0                0                 0
John A. Mahoney                                                         0                0                0                 0
Sean O. Mahoney                                                         0                0                0                 0
Russell E. Makowsky                                                     0                0                0                 0
Peter G. C. Mallinson                              UK                   0                0                0                 0
John V. Mallory                                                         0                0                0                 0
Kathleen M. Maloney                                                     0                0                0                 0
Charles G. R. Manby                                UK                   0                0                0                 0
Robert S. Mancini                                                       0                0                0                 0
Barry A. Mannis                                                         0                0                0                 0
Arthur S. Margulis, Jr.                                                 0                0                0                 0
Carmen Marino                                                           0                0                0                 0
Jorge O. Mariscal                                Mexico                 0                0                0                 0
Richard J. Markowitz                                                    0                0                0                 0
Ronald G. Marks                                                         0                0                0                 0
Robert J. Markwick                                 UK                   0                0                0                 0
Nicolas I. Marovich                                                     0                0                0                 0
Eff W. Martin                                                           0                0                0                 0
Jacques Martin                                   Canada                 0                0                0                 0
John J. Masterson                                                       0                0                0                 0
David J. Mastrocola                                                     0                0                0                 0
Blake W. Mather                                                         0                0                0                 0
Kathy M. Matsui                                                         0                0                0                 0
Tadanori Matsumura                                Japan                 0                0                0                 0
Karen A. Matte                                                         60                0               60                 0
Heinz Thomas Mayer                               Germany                0                0                0                 0
Thomas J. McAdam                                                       24                0               24                 0
Richard F. McArdle                                                      0                0                0                 0
John J. McCabe                                                          0                0                0                 0
Theresa E. McCabe                                                       0                0                0                 0
Joseph M. McConnell                                                     0                0                0                 0
Lynn M. McCormick                                                       0                0                0                 0
Mark E. McGoldrick                                                      0                0                0                 0
Joseph P. McGrath, Jr.                                                  0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Stephen J. McGuinness                                                   0                0                0                 0
Tracy K. McHale Stuart                                                  0                0                0                 0
John C. McIntire                                                        0                0                0                 0
John W. McMahon                                                         0                0                0                 0
Geraldine F. McManus                                                    0                0                0                 0
James A. McNamara                                                       0               215               0                215
Richard P. McNeil                                Jamaica                0                0                0                 0
Audrey A. McNiff                                                        0                0                0                 0
John P. McNulty                                                         0                0                0                 0
Robert A. McTamaney                                                     0                0                0                 0
E. Scott Mead                                                           0                0                0                 0
Sharon I. Meers                                                         0                0                0                 0
David M. Meerschwam                          The Netherlands            0                0                0                 0
Sanjeev K. Mehra                                  India                 0                0                0                 0
Christian A. Meissner                            Austria                0                0                0                 0
Michael C. Melignano                                                    0                0                0                 0
Michael A. Mendelson                                                    0                0                0                 0
Amos Meron                                     USA/Israel               0                0                0                 0
T. Willem Mesdag                                                        0                0                0                 0
Andrew L. Metcalfe                                 UK                   0                0                0                 0
Michael R. Miele                                                        0                0                0                 0
Lowell J. Millar                                                        0                0                0                 0
Gunnar T. Miller                                                        0                0                0                 0
Kenneth A. Miller                                                       0                0                0                 0
Therese L. Miller                                                       0                0                0                 0
James E. Milligan                                                       0                0                0                 0
Eric M. Mindich                                                         0                0                0                 0
Peter A. Mindnich                                                       0                0                0                 0
John J. Minio                                                           0                0                0                 0
Luciana D. Miranda                               Brazil                 0                0                0                 0
Edward S. Misrahi                                 Italy                 0                0                0                 0
Steven T. Mnuchin                                                       0                0                0                 0
Masanori Mochida                                  Japan                 0                0                0                 0
Douglas D. Moffitt                                                      0                0                0                 0
Karsten N. Moller                                Denmark                0                0                0                 0
Thomas K. Montag                                                        0                0                0                 0
William C. Montgomery                                                   0                0                0                 0
Wayne L. Moore                                                          0                0                0                 0
Yukihiro Moroe                                    Japan                 0                0                0                 0
R. Scott Morris                                                         0                0                0                 0
Robert B. Morris III                                                    0                0                0                 0
Richard S. Morse                                   UK                   0                0                0                 0
Jeffrey M. Moslow                                                       0                0                0                 0
Sharmin Mossavar-Rahmani                           UK                   0                0                0                 0
Gregory T. Mount                                                        0                0                0                 0
Ian Mukherjee                                      UK                   0                0                0                 0
Edward A. Mule                                                          0                0                0                 0
Donald R. Mullen                                                        0                0                0                 0
Timothy R. Mullen                                                       0                0                0                 0
Eric D. Mullins                                                         0                0                0                 0
Donald J. Mulvihill                                                     0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Patrick E. Mulvihill                             Ireland                0                0                0                 0
Richard A. Murley                                  UK                   0                0                0                 0
Patrick E. Murphy                                                       0                0                0                 0
Philip D. Murphy                                                       13                0               13                 0
Raymond T. Murphy                                                       0                0                0                 0
Thomas S. Murphy, Jr.                                                   0                0                0                 0
Gaetano J. Muzio                                                        0                0                0                 0
Michiya Nagai                                     Japan                 0                0                0                 0
Gabrielle U. Napolitano                                                 0                0                0                 0
Avi M. Nash                                                             0                0                0                 0
Trevor P. Nash                                     UK                   0                0                0                 0
Kevin D. Naughton                                                      112               0               112                0
Warwick M. Negus                                Australia               0                0                0                 0
Daniel M. Neidich                                                      44                0               44                 0
Kipp M. Nelson                                                          0                0                0                 0
Leslie S. Nelson                                                        0                0                0                 0
Robin Neustein                                                          0                0                0                 0
Geoffrey W. Nicholson                              UK                   0                0                0                 0
Duncan L. Niederauer                                                    0                0                0                 0
Theodore E. Niedermayer                        USA/France               0                0                0                 0
Susan M. Noble                                     UK                   0                0                0                 0
Markus J. Noe-Nordberg                           Austria                0                0                0                 0
Suok J. Noh                                                             0                0                0                 0
Suzanne M. Nora Johnson                                                 0                0                0                 0
Christopher K. Norton                                                   0                0                0                 0
Michael E. Novogratz                                                    0                0                0                 0
Jay S. Nydick                                                           0                0                0                 0
Katherine K. Oakley                                                     0                0                0                 0
Alok Oberoi                                       India                 0                0                0                 0
Fergal J. O'Driscoll                             Ireland                0                0                0                 0
David Ogens                                                             0                0                0                 0
Jinsuk T. Oh                                   South Korea              0                0                0                 0
L. Peter O'Hagan                                 Canada                 0                0                0                 0
John C. O'Hara                                                          0                0                0                 0
Terence J. O'Neill                                 UK                   0                0                0                 0
Timothy J. O'Neill                                                      0                0                0                 0
Richard T. Ong                                  Malaysia                0                0                0                 0
Ronald M. Ongaro                                                        0                0                0                 0
Taneki Ono                                        Japan                 0                0                0                 0
Donald C. Opatrny, Jr.                                                  0                0                0                 0
Daniel P. Opperman                                                      0                0                0                 0
Daniel B. O'Rourke                                                      0                0                0                 0
Calum M. Osborne                                   UK                   0                0                0                 0
Robert J. O'Shea                                                        0                0                0                 0
Joel D. Ospa                                                            0                0                0                 0
Greg M. Ostroff                                                         0                0                0                 0
Nigel M. O'Sullivan                                UK                   0                0                0                 0
Terence M. O'Toole                                                      0                0                0                 0
Brett R. Overacker                                                      0                0                0                 0
Robert J. Pace                                                          0                0                0                 0
Gregory K. Palm                                                         0                0                0                 0
Bryant F. Pantano                                                       0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
James R. Paradise                                  UK                   0                0                0                 0
Mukesh K. Parekh                                                        0                0                0                 0
Geoffrey M. Parker                                                      0                0                0                 0
Michael L. Pasternak                               UK                   0                0                0                 0
Ketan J. Patel                                     UK                   0                0                0                 0
Melissa B. Patrusky                                                     0                0                0                 0
Henry M. Paulson, Jr.                                                   0                0                0                 0
Arthur J. Peponis                                                      285               0               285                0
David E. Perlin                                                         0                0                0                 0
David B. Philip                                                         0                0                0                 0
Paul A. Phillips                                                        0                0                0                 0
Alberto M. Piedra, Jr.                                                  0                0                0                 0
Stephen R. Pierce                                                       0                0                0                 0
Philip J. Pifer                                                         0                0                0                 0
Scott M. Pinkus                                                         0                0                0                 0
Michel G. Plantevin                              France                 0                0                0                 0
Timothy C. Plaut                                 Germany                0                0                0                 0
Andrea Ponti                                    Italy/USA               0                0                0                 0
Ellen R. Porges                                                         0                0                0                 0
Wiet H. M. Pot                               The Netherlands            0                0                0                 0
Michael J. Poulter                                 UK                   0                0                0                 0
John J. Powers                                                          0                0                0                 0
Richard H. Powers                                                       0                0                0                 0
Roderic L. Prat                                  Canada                 0                0                0                 0
Michael A. Price                                                        0                0                0                 0
Scott Prince                                                            0                0                0                 0
Nomi M. Prins                                                           0                0                0                 0
Goran V. Puljic                                                         0                0                0                 0
Kevin A. Quinn                                                          0                0                0                 0
Stephen D. Quinn                                                        0                0                0                 0
B. Andrew Rabin                                                         0                0                0                 0
John J. Rafter                                   Ireland                0                0                0                 0
Hugh A. Ragsdale III                                                    0                0                0                 0
Jonathan Raleigh                                                        0                0                0                 0
Dioscoro-Roy I. Ramos                         Phillippines              0                0                0                 0
Gregory G. Randolph                                                     0                0                0                 0
Charlotte P. Ransom                                UK                   0                0                0                 0
Michael G. Rantz                                                        0                0                0                 0
Philip A. Raper                                    UK                   0                0                0                 0
Joseph Ravitch                                                          0                0                0                 0
Girish V. Reddy                                                         0                0                0                 0
Arthur J. Reimers III                                                   0                0                0                 0
Anthony John Reizenstein                           UK                   0                0                0                 0
Peter Richards                                     UK                   0                0                0                 0
Michael J. Richman                                                      0                0                0                 0
Andrew J. Rickards                                 UK                   0                0                0                 0
James P. Riley, Jr.                                                     0                0                0                 0
Kimberly E. Ritrievi                                                    0                0                0                 0
John S. Rizner                                                          0                0                0                 0
Paul M. Roberts                                    UK                   0                0                0                 0
Simon M. Robertson                                 UK                   0                0                0                 0
James H. Rogan                                                          0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
J. David Rogers                                                         0                0                0                 0
John F. W. Rogers                                                       0                0                0                 0
Emmanuel Roman                                   France                 0                0                0                 0
Eileen P. Rominger                                                      0                0                0                 0
Pamela P. Root                                                          0                0                0                 0
Ralph F. Rosenberg                                                      0                0                0                 0
Jacob D. Rosengarten                                                    0                0                0                 0
Richard J. Rosenstein                                                   0                0                0                 0
Ivan Ross                                                               0                0                0                 0
Stuart M. Rothenberg                                                    0                0                0                 0
Michael S. Rotter                                                       0                0                0                 0
Michael S. Rubinoff                                                     0                0                0                 0
Ernest H. Ruehl, Jr.                                                    0                0                0                 0
Paul M. Russo                                                           0                0                0                 0
John P. Rustum                                 Ireland/USA             15                0               15                 0
Richard M. Ruzika                                                       0                0                0                 0
Jeri Lynn Ryan                                                          0                0                0                 0
John C. Ryan                                                            0                0                0                 0
Michael D. Ryan                                                         0                0                0                 0
Katsunori Sago                                    Japan                 0                0                0                 0
Pablo J. Salame                                  Ecuador                0                0                0                 0
Richard C. Salvadore                                                    0                0                0                 0
J. Michael Sanders                                                      0                0                0                 0
Allen Sangines-Krause                            Mexico                210               0               210                0
Richard A. Sapp                                                         0                0                0                 0
Neil I. Sarnak                                                          0                0                0                 0
Joseph Sassoon                                   Israel                 0                0                0                 0
Atsuko Sato                                       Japan                 0                0                0                 0
Masanori Sato                                     Japan                 0                0                0                 0
Tsutomu Sato                                      Japan                240               0               240                0
Muneer A. Satter                                                        0                0                0                 0
Marc P. Savini                                                          0                0                0                 0
Jonathan S. Savitz                                                      0                0                0                 0
Peter Savitz                                                            0                0                0                 0
Robert Schaefer                                                         0                0                0                 0
Paul S. Schapira                                  Italy                 0                0                0                 0
P. Sheridan Schechner                                                 1,000              0              1,000               0
Gary B. Schermerhorn                                                    0                0                0                 0
Mitchell I. Scherzer                             Canada                 0                0                0                 0
Peter Schiefer                                   Germany                0                0                0                 0
Howard B. Schiller                                                      0                0                0                 0
Erich P. Schlaikjer                                                     0                0                0                 0
Jeffrey W. Schroeder                                                    0                0                0                 0
Antoine Schwartz                                 France                 0                0                0                 0
Eric S. Schwartz                                                        0                0                0                 0
Harvey M. Schwartz                                                      0                0                0                 0
Mark Schwartz                                                           0                0                0                 0
Thomas M. Schwartz                                                      0              1,900              0               1,900
Patrick P. Scire                                                        0                0                0                 0
Steven M. Scopellite                                                    0                0                0                 0
David J. Scudellari                                                     0                0                0                 0
Charles B. Seelig, Jr.                                                  0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Karen D. Seitz                                                          0                0                0                 0
Randolph Sesson, Jr.                                                    0                0                0                 0
Steven M. Shafran                                                       0                0                0                 0
Lisa M. Shalett                                                         0                0                0                 0
Ramakrishna Shanker                             India/USA               0                0                0                 0
Richard S. Sharp                                   UK                   0                0                0                 0
John P. Shaughnessy                                                     0                0                0                 0
Mary Beth Shea                                                          0                0                0                 0
Robert J. Shea, Jr.                                                     0                0                0                 0
John S. Sheldon                                                         0                0                0                 0
David G. Shell                                                          0                0                0                 0
James M. Sheridan                                                       0                0                0                 0
Richard G. Sherlund                                                     0                0                0                 0
Michael S. Sherwood                                UK                   0                0                0                 0
Evan W. Siddall                                 Canada/UK               0                0                0                 0
Michael H. Siegel                                                       0                0                0                 0
Ralph J. Silva                                                          0                0                0                 0
Harry Silver                                                            0                0                0                 0
Harvey Silverman                                                        0                0                0                 0
Howard A. Silverstein                                                   0                0                0                 0
Richard P. Simon                                                        0                0                0                 0
Victor R. Simone, Jr.                                                   0                0                0                 0
David T. Simons                                                         0                0                0                 0
Christine A. Simpson                                                    0                0                0                 0
Dinakar Singh                                                           0                0                0                 0
Ravi M. Singh                                                           0                0                0                 0
Ravi Sinha                                      India/USA               0                0                0                 0
Allen W. Sinsheimer                                                     0                0                0                 0
Edward M. Siskind                                                       0                0                0                 0
Christian J. Siva-Jothy                            UK                   0                0                0                 0
Mark F. Slaughter                                                       0                0                0                 0
Linda J. Slotnick                                                       0                0                0                 0
Cody J Smith                                                            0              1,000              0               1,000
Derek S. Smith                                                          0                0                0                 0
Michael M. Smith                                                        0                0                0                 0
Sarah E. Smith                                     UK                   0                0                0                 0
Trevor A. Smith                                    UK                   0                0                0                 0
Randolph C. Snook                                                       0                0                0                 0
Jonathan S. Sobel                                                       0                0                0                 0
David M. Solomon                                                        0                0                0                 0
Judah C. Sommer                                                         0                0                0                 0
Theodore T. Sotir                                                       0                0                0                 0
Sergio E. Sotolongo                                                     0                0                0                 0
Vickrie C. South                                                        0                0                0                 0
Daniel L. Sparks                                                        0                0                0                 0
Marc A. Spilker                                                         0                0                0                 0
Daniel W. Stanton                                                       0                0                0                 0
Steven R. Starker                                                       0                0                0                 0
Esta E. Stecher                                                         0                0                0                 0
Cathrine S. Steck                                                       0                0                0                 0
Fredric E. Steck                                                        0                0                0                 0
Robert K. Steel                                                         0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Jean-Michel Steg                                 France                 0                0                0                 0
Stuart L. Sternberg                                                     0                0                0                 0
Joseph P. Stevens                                                       0                0                0                 0
Raymond S. Stolz                                                        0                0                0                 0
Steven H. Strongin                                                      0                0                0                 0
Timothy T. Storey                                Canada                 0                0                0                 0
Andrew J. Stuart                                Australia               0                0                0                 0
Nobumichi Sugiyama                                Japan                 0                0                0                 0
Christopher P. Sullivan                        USA/Ireland              0                0                0                 0
Patrick Sullivan                                                        0                0                0                 0
Johannes R. Sulzberger                           Austria                0                0                0                 0
Hsueh J. Sung                                    Taiwan                 0                0                0                 0
George M. Suspanic                                Spain                 0                0                0                 0
Richard J. Sussman                                                      0                0                0                 0
Peter D. Sutherland S.C.                         Ireland                0                0                0                 0
Watanan Suthiwartnarueput                       Thailand                0                0                0                 0
Gary J. Sveva                                                           0                0                0                 0
Eric S. Swanson                                                         0                0                0                 0
Andrew M. Swinburne                                UK                   0                0                0                 0
Gene T. Sykes                                                           0                0                0                 0
Shahriar Tadjbakhsh                                                     0                0                0                 0
Ronald K. Tanemura                               UK/USA                 0                0                0                 0
Caroline H. Taylor                                 UK                   0                0                0                 0
John H. Taylor                                                          0                0                0                 0
Robert E. Taylor                                                        0                0                0                 0
Greg W. Tebbe                                                           0                0                0                 0
David H. Tenney                                                         0                0                0                 0
Kiyotaka Teranishi                                Japan                 0                0                0                 0
Mark R. Tercek                                                          0                0                0                 0
Donald F. Textor                                                        0                0                0                 0
John A. Thain                                                           0                0                0                 0
John L. Thornton                                                        0                0                0                 0
Timothy J. Throsby                              Australia               0                0                0                 0
Rory T. Tobin                                    Ireland                0                0                0                 0
Daisuke Toki                                      Japan                 0                0                0                 0
Gary S. Tolchin                                                         0                0                0                 0
Peter K. Tomozawa                                                       0                0                0                 0
Massimo Tononi                                    Italy                 0                0                0                 0
Brian J. Toolan                                                         0                0                0                 0
John R. Tormondsen                                                      0                0                0                 0
Leslie C. Tortora                                                       0                0                0                 0
John L. Townsend III                                                    0                0                0                 0
Mark J. Tracey                                     UK                   0                0                0                 0
Lawrence F. Trainor                                                     0                0                0                 0
Stephen S. Trevor                                                       0                0                0                 0
Byron D. Trott                                                          0                0                0                 0
Michael A. Troy                                                         0                0                0                 0
Daniel Truell                                      UK                   0                0                0                 0
Donald J. Truesdale                                                     0                0                0                 0
Robert B. Tudor III                                                     0                0                0                 0
Thomas E. Tuft                                                          0                0                0                 0
John Tumilty                                       UK                   0                0                0                 0

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
 --------------------------                -----------------     ----------        -----------      -----------        ------------
Barry S. Turkanis                                                       0                0                0                 0
Malcolm B. Turnbull                             Australia               0                0                0                 0
Christopher H. Turner                                                   0                0                0                 0
Gareth N. Turner                                 Canada                 0                0                0                 0
Thomas B. Tyree, Jr.                                                    0                0                0                 0
Harkanwar Uberoi                                  India                 0                0                0                 0
Eiji Ueda                                         Japan                 0                0                0                 0
Kaysie P. Uniacke                                                       0                0                0                 0
John E. Urban                                                           0                0                0                 0
Lucas van Praag                                    UK                   0                0                0                 0
Hugo H. Van Vredenburch                      The Netherlands            0                0                0                 0
Frederick G. Van Zijl                                                   0                0                0                 0
Lee G. Vance                                                            0                0                0                 0
Ashok Varadhan                                                          0                0                0                 0
Corrado P. Varoli                                Canada                 0                0                0                 0
George F. Varsam                                                        0                0                0                 0
John J. Vaske                                                           0                0                0                 0
David A. Viniar                                                         0                0                0                 0
Barry S. Volpert                                                        0                0                0                 0
Casper W. Von Koskull                            Finland                0                0                0                 0
Robert T. Wagner                                                        0                0                0                 0
George H. Walker IV                                                     0                0                0                 0
Thomas B. Walker III                                                    0                0                0                 0
Berent A. Wallendahl                             Norway                 0                0                0                 0
Alastair J. Walton                            UK/Australia              0                0                0                 0
David R. Walton                                    UK                   0                0                0                 0
Hsueh-Ming Wang                                                         0                0                0                 0
Patrick J. Ward                                                         0                0                0                 0
Haruko Watanuki                                   Japan                 0                0                0                 0
Jerry T. Wattenberg                                                     0                0                0                 0
Edward F. Watts, Jr.                                                   30              150(9)            30               150(9)
David M. Weil                                                           0                0                0                 0
Frank Weinberg III                                                      0                0                0                 0
John S. Weinberg                                                        0                0                0                 0
Peter A. Weinberg                                                       0                0                0                 0
Helge Weiner-Trapness                            Sweden                 0                0                0                 0
Gregg S. Weinstein                                                      0                0                0                 0
Scott R. Weinstein                                                      0                0                0                 0
Mark S. Weiss                                                           0                0                0                 0
George W. Wellde, Jr.                                                   0                0                0                 0
Martin M. Werner                                 Mexico                 0                0                0                 0
Lance N. West                                                           0                0                0                 0
Matthew Westerman                                  UK                   0                0                0                 0
Barbara A. White                                                        0                0                0                 0
A. Carver Wickman                                                       0                0                0                 0
C. Howard Wietschner                                                    0                0                0                 0
Susan A. Willetts                                                       0                0                0                 0
Anthony G. Williams                                UK                   0                0                0                 0
Christopher G. Williams                            UK                   0                0                0                 0
Gary W. Williams                                                        0                0                0                 0

--------------------------
(9)    Shared with family members.

                                                                  ITEM 7            ITEM 8            ITEM 9              ITEM 10
                                               ITEM 6              SOLE             SHARED             SOLE                SHARED
                                             CITIZENSHIP          VOTING            VOTING          DISPOSITIVE         DISPOSITIVE
                                            (UNITED STATES       POWER OF          POWER OF           POWER OF           POWER OF
      ITEM 1                                UNLESS OTHERWISE      UNCOVERED         UNCOVERED          UNCOVERED          UNCOVERED
 NAMES OF REPORTING PERSONS                    INDICATED)          SHARES            SHARES            SHARES             SHARES
Thomas F. Williams                                                      0                0                0                 0
Todd A. Williams                                                       90                0               90                 0
John S. Willian                                                         0                0                0                 0
Kenneth W. Willman                                                      0                0                0                 0
Keith R. Wills                                     UK                   0                0                0                 0
Andrew F. Wilson                               New Zealand              0                0                0                 0
Kendrick R. Wilson III                                                  0                0                0                 0
Kurt D. Winkelmann                                                      0                0                0                 0
Jon Winkelried                                                          0                0                0                 0
Steven J. Wisch                                                         0                0                0                 0
Michael S. Wishart                                                      0                0                0                 0
Richard E. Witten                                                       0                0                0                 0
William H. Wolf, Jr.                                                    0                0                0                 0
Melinda B. Wolfe                                                        0                0                0                 0
Tracy R. Wolstencroft                                                   0                0                0                 0
Zi Wang Xu                                 Canada/China (PRC)           0                0                0                 0
Richard A. Yacenda                                                      0                0                0                 0
Tetsufumi Yamakawa                                Japan                 0                0                0                 0
Yasuyo Yamazaki                                   Japan                 0                0                0                 0
Anne Yang                                                               0                0                0                 0
Danny O. Yee                                                            0                0                0                 0
Jaime E. Yordan                                                         0                0                0                 0
W. Thomas York, Jr.                                                     0                0                0                 0
Wassim G. Younan                                 Lebanon                0                0                0                 0
Paul M. Young                                                           0                0                0                 0
Richard M. Young                                                        0                0                0                 0
William J. Young                                                        0                0                0                 0
Bryant M. Yunker, Jr.                                                   0                0                0                 0
Michael J. Zamkow                                                       0              110(10)            0               110(10)
Paolo Zannoni                                     Italy                 0                0                0                 0
Yoel Zaoui                                       France                 0                0                0                 0
Gregory Zenna                                                           0                0                0                 0
Gregory H. Zehner                                                       0                0                0                 0
Jide J. Zeitlin                                                         0                0                0                 0
Alphonse Zenna                                                          0                0                0                 0
Joan H. Zief                                                            0                0                0                 0
Joseph R. Zimmel                                                        0                0                0                 0
James P. Ziperski                                                       0                0                0                 0
Barry L. Zubrow                                                         0                0                0                 0
Mark A. Zurack                                                          0                0                0                 0

Shares held by 86 private charitable               N/A                  0            1,528,521            0           1,528,521
foundations established by 85 Covered
Persons each of whom is a co-trustee of
one or more of such private charitable
foundations(11)


(10)    Shared with family members.

(11) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                     ITEM 6               ITEM 7         ITEM 8          ITEM 9          ITEM 10
                                                    PLACE OF              SOLE           SHARED           SOLE           SHARED
                                                  ORGANIZATION           VOTING          VOTING        DISPOSITIVE     DISPOSITIVE
                                                    (NEW YORK           POWER OF        POWER OF         POWER OF        POWER OF
       ITEM 1                                   UNLESS OTHERWISE       UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
 NAMES OF REPORTING PERSONS                        INDICATED)            SHARES           SHARES          SHARES          SHARES
 --------------------------                     -----------------      ----------      -----------     -----------     ------------

TRUSTS
------
120 Broadway Partners                              New Jersey               0                0               0                0
2000 Carlos A. Cordeiro Grantor Retained
     Annuity Trust                                                          0                0               0                0
2000 Danny O. Yee Grantor Retained Annuity
     Trust                                                                  0                0               0                0
2000 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                          0                0               0                0
2000 Girish V. Reddy Grantor Retained
     Annuity Trust                                                          0                0               0                0
2000 James M. Sheridan Grantor Retained
     Annuity Trust                                                          0                0               0                0
2000 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0                0
2000 Kipp M. Nelson Grantor Retained
     Annuity Trust                                                          0                0               0                0
2000 Mary Ann Casati Grantor Retained
     Annuity Trust                                                          0                0               0                0
2000 Michael E. Novogratz Grantor Retained
     Annuity Trust                                                          0                0               0                0
2000 Scott S. Prince Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Carlos A. Cordeiro Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Danny O. Yee Grantor Retained Annuity
     Trust                                                                  0                0               0                0
2001 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Girish V. Reddy Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 James M. Sheridan Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0                0
2001 Mary Ann Casati Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Michael E. Novogratz Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Scott S. Prince Grantor Retained
     Annuity Trust                                                          0                0               0                0
The Abby Joseph Cohen 2000 Annuity Trust I                                  0                0               0                0
The Abby Joseph Cohen 2000 Family Trust                                     0                0               0                0
The Abby Joseph Cohen 2001 Annuity Trust I                                  0                0               0                0

                                                     ITEM 6               ITEM 7         ITEM 8          ITEM 9          ITEM 10
                                                    PLACE OF              SOLE           SHARED           SOLE           SHARED
                                                  ORGANIZATION           VOTING          VOTING        DISPOSITIVE     DISPOSITIVE
                                                    (NEW YORK           POWER OF        POWER OF         POWER OF        POWER OF
       ITEM 1                                   UNLESS OTHERWISE       UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
 NAMES OF REPORTING PERSONS                        INDICATED)            SHARES           SHARES          SHARES          SHARES
 --------------------------                     -----------------      ----------      -----------     -----------     ------------
The Abby Joseph Cohen 2001 Annuity Trust II                                 0                0               0                0
A.C. Trust                                                                  0                0               0                0
The Adina R. Lopatin 2000 Trust                                             0                0               0                0
The Alexander H. Witten 2000 Trust                                          0                0               0                0
The Alexander I. Berlinski 2000 Trust                                       0                0               0                0
The Alexander Litzenberger 2000 Grantor
     Retained Annuity Trust                                                 0                0               0                0
The Alexander Litzenberger Remainder Trust                                  0                0               0                0
The Alexandra D. Steel 2000 Trust                                           0                0               0                0
The Alexis Blood 2000 Trust                                                 0                0               0                0
The Alyssa Blood 2000 Trust                                                 0                0               0                0
The Amanda Liann Mead 2000 Trust                                            0                0               0                0
Anahue Trust                                         Jersey                 0                0               0                0
Andrew L. Fippinger-Millennium Trust                                        0                0               0                0
The Andrew M. Alper 2000 Annuity Trust I                                    0                0               0                0
The Andrew M. Alper 2001 Annuity Trust I                                    0                0               0                0
The Andrew M. Gordon 2000 Family Trust                                      0                0               0                0
Ann F. Kaplan Two Year Trust Dated June 2000                                0                0               0                0
Ann F. Kaplan Two Year Trust Dated 6/26/2001                                0                0               0                0
The Anne R. Witten 2000 Trust                                               0                0               0                0
The Anne Sullivan Wellde 2000 Trust                                         0                0               0                0
The Anthony D. Lauto 2000 Annuity Trust I                                   0                0               0                0
The Anthony D. Lauto 2000 Family Trust                                      0                0               0                0
The Anthony D. Lauto 2001 Annuity Trust I                                   0                0               0                0
The Arthur J. Reimers, III Defective Trust
     2000                                          Connecticut              0                0               0                0
Arthur J. Reimers, III Grantor Retained
     Annuity Trust 2000                            Connecticut              0                0               0                0
The Avi M. Nash 2000 Annuity Trust I                                        0                0               0                0
The Avi M. Nash 2000 Family Trust                                           0                0               0                0
The Avi M. Nash 2001 Annuity Trust I                                        0                0               0                0
The Bari Marissa Schwartz 2000 Trust                                        0                0               0                0

                                                     ITEM 6               ITEM 7         ITEM 8          ITEM 9          ITEM 10
                                                    PLACE OF              SOLE           SHARED           SOLE           SHARED
                                                  ORGANIZATION           VOTING          VOTING        DISPOSITIVE     DISPOSITIVE
                                                    (NEW YORK           POWER OF        POWER OF         POWER OF        POWER OF
       ITEM 1                                   UNLESS OTHERWISE       UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
 NAMES OF REPORTING PERSONS                        INDICATED)            SHARES           SHARES          SHARES          SHARES
 --------------------------                     -----------------      ----------      -----------     -----------     ------------
Barry A. Kaplan 2000 Family Trust                                           0                0               0                0
Barry A. Kaplan 2000 GRAT                                                   0                0               0                0
Barry A. Kaplan 2001 GRAT                                                   0                0               0                0
The Barry L. Zubrow 2000 Annuity Trust I                                    0                0               0                0
The Barry L. Zubrow 2000 Family Trust                                       0                0               0                0
The Barry L. Zubrow 2001 Annuity Trust I
The Beller/Moses Trust                                                      0                0               0                0
The Benjamin H. Sherlund 2000 Trust                                         0                0               0                0
The Benjamin Kraus 2000 Trust                                               0                0               0                0
The Bradford C. Koenig 2001 Annuity Trust I                                 0                0               0                0
The Bradford C. Koenig 2001 Family Trust                                    0                0               0                0
The Bradley Abelow Family 2000 Trust                                        0                0               0                0
Brian Patrick Minehan 2001 Trust                                            0                0               0                0
The Caceres Novogratz Family Trust                                          0                0               0                0
The Carlos A. Cordeiro Trust                                                0                0               0                0
The Charlotte Steel 2000 Trust                                              0                0               0                0
The Charlotte Textor 2000 Trust                                             0                0               0                0
The Christopher A. Cole 2000 Annuity Trust I                                0                0               0                0
The Christopher A. Cole 2000 Family Trust                                   0                0               0                0
The Christopher A. Cole 2001 Annuity Trust I                                0                0               0                0
The Christopher K. Norton 2000 Family Trust                                 0                0               0                0
The Christopher Palmisano 2000 Grantor
     Retained Annuity Trust                                                 0                0               0                0
The Christopher Palmisano Remainder Trust                                   0                0               0                0
The Christopher Ryan Tortora 2000 Trust                                     0                0               0                0
The Cody J Smith 2000 Annuity Trust I                                       0                0               0                0
The Cody J Smith 2000 Family Trust                                          0                0               0                0
The Cody J Smith 2001 Annuity Trust I

The Connie K. Duckworth 2000 Annuity Trust I                                0                0               0                0
The Connie K. Duckworth 2000 Family Trust                                   0                0               0                0
The Constance A. Haydock 2000 Trust                                         0                0               0                0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Corzine Blind Trust                                                     0                0               0              0
The Daniel Alexander Schwartz 2000 Trust                                    0                0               0              0
The Daniel M. Neidich 2000 Annuity Trust I                                  0                0               0              0
The Daniel M. Neidich 2001 Annuity Trust I
The Daniel W. Stanton 2000 Annuity Trust I                                  0                0               0              0
The Daniel W. Stanton II 2000 Trust                                         0                0               0              0
The Daniel W. Stanton 2001 Annuity Trust I                                  0                0               0              0
The Danny O. Yee Trust                                                      0                0               0              0
The David B. Ford 2000 Annuity Trust DTD as
     of 6/16/2000                                 Pennsylvania              0                0               0              0
The David B. Ford 2001 Annuity Trust DTD as
     of 3/26/2001                                 Pennsylvania              0                0               0              0
The David B. Heller 2000 Annuity Trust I                                    0                0               0              0
The David B. Heller 2000 Family Trust                                       0                0               0              0
The David G. Lambert 2000 Annuity Trust I                                   0                0               0              0
The David G. Lambert 2000 Family Trust                                      0                0               0              0
The David G. Lambert 2001 Annuity Trust I                                   0                0               0              0
The David L. Henle 2000 Annuity Trust I                                     0                0               0              0
The David L. Henle 2000 Family Trust                                        0                0               0              0
The David L. Henle 2001 Annuity Trust I                                     0                0               0              0
The David M. Baum Family 2000 Trust                New Jersey               0                0               0              0
The David Viniar 2000 Annuity Trust I                                       0                0               0              0
The David Viniar 2001 Annuity Trust I                                       0                0               0              0
The David W. Blood 2000 Annuity Trust I                                     0                0               0              0
The David W. Blood 2001 Annuity Trust I                                     0                0               0              0
The Donald F. Textor 2000 Annuity Trust I                                   0                0               0              0
The Donald F. Textor 2001 Annuity Trust I                                   0                0               0              0
The Douglas W. Kimmelman Trust                                              0                0               0              0
The E. Gerald Corrigan 2001 Annuity Trust I                                 0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Eaddy Adele Kiernan 2000 Trust                                          0                0               0              0
The Edward C. Forst 2000 Annuity Trust I                                    0                0               0              0
The Edward C. Forst 2000 Family Trust                                       0                0               0              0
The Edward C. Forst 2001 Annuity Trust I                                    0                0               0              0
The Edward Scott Mead 2000 Annuity Trust I                                  0                0               0              0
The Edward Scott Mead 2001 Annuity Trust I                                  0                0               0              0
The Edward Scott Mead 2001 Trust                                            0                0               0              0
Eff Warren Martin 2000 Children's Trust            California               0                0               0              0
Eff Warren Martin 2000 Grantor Retained
     Annuity Trust                                 California               0                0               0              0
Eff Warren Martin 2001 Grantor Retained
     Annuity Trust                                 California               0                0               0              0
The Elizabeth Anne Corrigan 2000 Trust                                      0                0               0              0
The Elizabeth H. Coulson 2000 Trust                                         0                0               0              0
The Elizabeth L. Heller 2000 Trust                                          0                0               0              0
The Elizabeth Lin Mead 2000 Trust                                           0                0               0              0
The Elizabeth M. Stanton 2000 Trust                                         0                0               0              0
The Elizabeth Steel 2000 Trust                                              0                0               0              0
The Ellie Dorit Neustein 2000 Trust                                         0                0               0              0
The Emily Austen Katz 2000 Trust                                            0                0               0              0
The Emily Stecher 2000 Trust                                                0                0               0              0
The Emma M.L. Mead 2000 Trust                                               0                0               0              0
The Eric Fithian 2000 Trust                                                 0                0               0              0
The Erin Marie Tormondsen 2000 Trust                                        0                0               0              0
The Esta Eiger Stecher 2000 Annuity Trust I                                 0                0               0              0
The Esta Eiger Stecher 2001 Annuity Trust I                                 0                0               0              0
The Francis J. Ingrassia 2000 Annuity
     Trust I                                                                0                0               0              0
The Francis J. Ingrassia 2000 Family Trust                                  0                0               0              0
The Francis J. Ingrassia 2001 Annuity
     Trust I                                                                0                0               0              0
The Frank L. Coulson III 2000 Trust                                         0                0               0              0
The Fredric E. Steck 2000 Annuity Trust I                                   0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Fredric E. Steck 2000 Family Trust                                      0                0               0              0
The Fredric E. Steck 2001 Annuity Trust I                                   0                0               0              0
Gary D. Cohn 2000 Family Trust                                              0                0               0              0
Gary D. Cohn 2000 GRAT                                                      0                0               0              0
The Gary Tolchin 2001 Grantor Retained
     Annuity Trust                                 New Jersey               0                0               0              0
The Gary Tolchin 2001 Family Trust                 New Jersey               0                0               0              0
The Gary W. Williams 2001 Trust                                             0                0               0              0
The Gene Tiger Sykes 2001 Annuity Trust I                                   0                0               0              0
The Gene Tiger Sykes 2001 Family Trust                                      0                0               0              0
The Geoffrey T. Grant 2000 Family Trust                                     0                0               0              0
The George H. Walker 2000 Annuity Trust I                                   0                0               0              0
The George H. Walker 2000 Family Trust                                      0                0               0              0
The George H. Walker 2001 Annuity Trust I                                   0                0               0              0
The George W. Wellde, Jr. 2000 Annuity
     Trust I                                                                0                0               0              0
The George W. Wellde, Jr. 2001 Annuity
     Trust I                                                                0                0               0              0
The George William Wellde, III 2000 Trust                                   0                0               0              0
Ghez 2000 GRAT                                                              0                0               0              0
Ghez 2000 Non-GST-Exempt Trust                                              0                0               0              0
The Girish V. Reddy 2001 Trust                                              0                0               0              0
The Girish V. Reddy Trust                                                   0                0               0              0
The Goldenberg 2000 Annuity Trust I                                         0                0               0              0
The Goldenberg 2000 Family Trust                                            0                0               0              0
The Greg M. Ostroff 2000 Annuity Trust I                                    0                0               0              0
The Greg M. Ostroff 2000 Family Trust                                       0                0               0              0
The Greg M. Ostroff 2001 Annuity Trust I                                    0                0               0              0
The Gregory H. Zehner 2000 Annuity Trust I                                  0                0               0              0
The Gregory H. Zehner 2000 Family Trust                                     0                0               0              0
The Gregory K. Palm 2000 Annuity Trust I                                    0                0               0              0
The Gregory K. Palm 2000 Family Trust                                       0                0               0              0
The Gregory K. Palm 2001 Annuity Trust I                                    0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Guapulo Trust                                    Jersey                 0                0               0              0
The Harvey Silverman 2001 Family Trust                                      0                0               0              0
The Harvey Silverman 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Howard A. Silverstein 2000 Annuity
     Trust I                                                                0                0               0              0
The Howard A. Silverstein 2000 Family Trust                                 0                0               0              0
The Howard A. Silverstein 2001 Annuity
     Trust I                                                                0                0               0              0
The Howard B. Schiller 2000 Annuity Trust I                                 0                0               0              0
The Howard B. Schiller 2001 Annuity Trust I                                 0                0               0              0
The Isabelle M.L. Mead 2000 Trust                                           0                0               0              0
The J. David Rogers 2000 Annuity Trust I                                    0                0               0              0
The J. David Rogers 2001 Annuity Trust I                                    0                0               0              0
The James Alexander Mead 2000 Trust                                         0                0               0              0
The James M. Sheridan Trust                                                 0                0               0              0
The James Nicholas Katz 2000 Trust                                          0                0               0              0
James P. Riley, Jr. 2000 Family Trust                                       0                0               0              0
James P. Riley, Jr. 2000 GRAT                                               0                0               0              0
James P. Riley, Jr. 2001 GRAT                                               0                0               0              0
The Jason Kraus 2000 Trust                             UK                   0                0               0              0
The Jason William Tortora 2000 Trust                                        0                0               0              0
The Jeffrey D. Witten 2000 Trust                                            0                0               0              0
The Jennifer Lauren Alper 2000 Trust                                        0                0               0              0
JG 2000 Trust                                                               0                0               0              0
JG 2000 Trust (continuing trust)                                            0                0               0              0
JG 2001 GRAT                                                                0                0               0              0
The John A. Thain Trust                                                     0                0               0              0
The John J. Powers 2000 Family Trust                                        0                0               0              0
The John L. Townsend, III 2000 Annuity
     Trust I                                                                0                0               0              0
The John L. Townsend, III 2001 Annuity
     Trust I                                                                0                0               0              0
The John Minio 2001 Grantor Retained
     Annuity Trust                                 New Jersey               0                0               0              0
The John Minio 2001 Family Trust                   New Jersey               0                0               0              0
The John O. Downing 2000 Annuity Trust I                                    0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The John O. Downing 2000 Family Trust                                       0                0               0              0
The John O. Downing 2001 Annuity Trust I                                    0                0               0              0
The John P. Curtin, Jr. 2000 Annuity Trust I                                0                0               0              0
The John P. Curtin, Jr. 2000 Family Trust                                   0                0               0              0
The John P. Curtin, Jr. 2001 Annuity Trust I                                0                0               0              0
The John R. Tormondsen 2000 Annuity Trust I                                 0                0               0              0
The John R. Tormondsen, Jr. 2000 Trust                                      0                0               0              0
The John S. Weinberg 2000 Annuity Trust I                                   0                0               0              0
The John S. Weinberg 2000 Family Trust                                      0                0               0              0
The John S. Weinberg 2001 Annuity Trust I                                   0                0               0              0
The Jonathan G. Neidich 2000 Trust                                          0                0               0              0
The Jonathan M. Lopatin 2000 Annuity Trust I                                0                0               0              0
The Jonathan M. Lopatin 2001 Annuity Trust I                                0                0               0              0
The Jordan Viniar 2000 Trust                                                0                0               0              0
The Joseph Della Rosa 2000 Annuity Trust I                                  0                0               0              0
The Joseph Della Rosa 2000 Family Trust                                     0                0               0              0
The Joseph Della Rosa 2001 Annuity Trust I                                  0                0               0              0
The Joseph H. Gleberman 2000 Annuity Trust I                                0                0               0              0
The Joseph H. Gleberman 2000 Family Trust                                   0                0               0              0
The Joseph H. Gleberman 2001 Annuity Trust I                                0                0               0              0
The Karen Barlow Corrigan 2000 Trust                                        0                0               0              0
The Karen Rebecca Alper 2000 Trust                                          0                0               0              0
The Karsten Moller & Barbara Kahn-Moller
     Trust                                           Jersey                 0                0               0              0
The Katherine A.M. Stanton 2000 Trust                                       0                0               0              0
The Katheryn C. Coulson 2000 Trust                                          0                0               0              0
The Kathryn Margaret Wellde 2000 Trust                                      0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Kelsey Fithian 2000 Trust                                               0                0               0              0
The Kenneth Litzenberger 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The Kenneth Litzenberger Remainder Trust                                    0                0               0              0
The Kevin W. Kennedy 2000 Annuity Trust I                                   0                0               0              0
The Kevin W. Kennedy 2000 Family Trust                                      0                0               0              0
The Kevin W. Kennedy 2001 Annuity Trust I                                   0                0               0              0
The Kevin W. Kennedy 2001 Siblings Trust                                    0                0               0              0
The Kimberly Lynn Macaione 2000 Trust                                       0                0               0              0
The Kimberly R. Textor 2000 Trust                                           0                0               0              0
The Kipp M. Nelson Trust                                                    0                0               0              0
The Kyle F. Textor 2000 Trust                                               0                0               0              0
The Lauren Schiller 2000 Trust                                              0                0               0              0
The Lawrence R. Buchalter 2000 Annuity
     Trust I                                                                0                0               0              0
The Lawrence R. Buchalter 2000 Family Trust                                 0                0               0              0
The Lawrence R. Buchalter 2001 Annuity
     Trust I                                                                0                0               0              0
The Lee G. Vance 2000 Annuity Trust I                                       0                0               0              0
The Lee G. Vance 2000 Family Trust                                          0                0               0              0
The Lee G. Vance 2001 Annuity Trust I                                       0                0               0              0
The Leslie C. Tortora 2000 Annuity Trust I                                  0                0               0              0
The Leslie C. Tortora 2001 Annuity Trust I                                  0                0               0              0
Lloyd C. Blankfein 2000 Family Trust                                        0                0               0              0
Lloyd C. Blankfein 2000 GRAT                                                0                0               0              0
The Lloyd C. Blankfein 2001 Annuity Trust I                                 0                0               0              0
The Louise Rice Townsend 2000 Trust                                         0                0               0              0
M. Roch Hillenbrand Trust f/b/o C. Justin
     Hillenbrand                                   New Jersey               0                0               0              0
M. Roch Hillenbrand Trust f/b/o Molly D.
     Hillenbrand                                   New Jersey               0                0               0              0
The Mallory G. Neidich 2000 Trust                                           0                0               0              0
The Marc A. Spilker 2000 Family Trust                                       0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Mark A. Zurack 2000 Annuity Trust I                                     0                0               0              0
The Mark A. Zurack 2000 Family Trust                                        0                0               0              0
The Mark A. Zurack 2000 Issue Trust                                         0                0               0              0
The Mark A. Zurack 2001 Annuity Trust I                                     0                0               0              0
Mark Dehnert Living Trust                           Illinois                0                0               0              0
The Mark Schwartz 2000 Annuity Trust I                                      0                0               0              0
The Mark Schwartz 2001 Annuity Trust I                                      0                0               0              0
The Mark Tercek 2000 Annuity Trust I                                        0                0               0              0
The Mark Tercek 2000 Family Trust                                           0                0               0              0
The Mark Tercek 2001 Annuity Trust I                                        0                0               0              0
Marks 2000                                                                  0                0               0              0
Marks 2000 (continuing trust)                                               0                0               0              0
The Mary Agnes Reilly Kiernan 2000 Trust                                    0                0               0              0
The Mary Ann Casati Trust                                                   0                0               0              0
The Matthew D. Rogers 2000 Trust                                            0                0               0              0
The Maya Bettina Linden 2000 Trust                                          0                0               0              0
Melissa Jane Minehan 2001 Trust                                             0                0               0              0
The Merritt Moore Townsend 2000 Trust                                       0                0               0              0
The Mesdag Family Trust                             Delaware                0                0               0              0
The Michael A. Price 2000 Annuity Trust I                                   0                0               0              0
The Michael A. Price 2000 Family Trust                                      0                0               0              0
The Michael D. Ryan 2000 Annuity Trust I                                    0                0               0              0
The Michael D. Ryan 2000 Family Trust                                       0                0               0              0
The Michael D. Ryan 2001 Annuity Trust I                                    0                0               0              0
The Michael J. Zamkow 2000 Annuity Trust I                                  0                0               0              0
The Michael J. Zamkow 2000 Family Trust                                     0                0               0              0
The Michael J. Zamkow 2001 Annuity Trust I                                  0                0               0              0
The Michael J. Zamkow 2001 Trust                                            0                0               0              0
The Michael Stecher 2000 Trust                                              0                0               0              0
The Milton R. Berlinski 2000 Annuity Trust I                                0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Milton R. Berlinski 2001 Annuity Trust I                                0                0               0              0
The Mossavar-Rahmani 2000 Annuity Trust I                                   0                0               0              0
The Mossavar-Rahmani 2000 Family Trust                                      0                0               0              0
Murphy 2000                                                                 0                0               0              0
Murphy 2000 (continuing trust)                                              0                0               0              0
Murphy 2001 GRAT                                                            0                0               0              0
The Natalie Cailyn Rogers 2000 Trust                                        0                0               0              0
The Nicole Schiller 2000 Trust                                              0                0               0              0
The Nina B. Haydock 2000 Trust                                              0                0               0              0
The Patrick J. Ward 2001 Trust                                              0                0               0              0
The Patrick Scire 2001 Grantor Retained
     Annuity Trust                                 New Jersey               0                0               0              0
The Patrick Scire 2001 Family Trust                New Jersey               0                0               0              0
The Peter C. Gerhard 2000 Annuity Trust I                                   0                0               0              0
The Peter C. Gerhard 2000 Family Trust                                      0                0               0              0
The Peter C. Gerhard 2001 Annuity Trust I                                   0                0               0              0
The Peter D. Kiernan, III 2000 Annuity
     Trust I                                                                0                0               0              0
The Peter Kiernan IV 2000 Trust                                             0                0               0              0
The Peter D. Kiernan, III 2001 Annuity
     Trust I                                                                0                0               0              0
The Peter S. Kraus 2000 Annuity Trust I                                     0                0               0              0
The Peter S. Kraus 2001 Annuity Trust I                                     0                0               0              0
The Philip D. Murphy 2000 Annuity Trust I                                   0                0               0              0
The Philip D. Murphy 2000 Family Trust                                      0                0               0              0
The Philip D. Murphy 2001 Annuity Trust I                                   0                0               0              0
The Philip Darivoff 2000 Annuity Trust I                                    0                0               0              0
The Philip Darivoff 2001 Annuity Trust I                                    0                0               0              0
The Rachel M. Darivoff 2000 Trust                                           0                0               0              0
The Ralph F. Rosenberg 2000 Annuity Trust I                                 0                0               0              0
The Ralph F. Rosenberg 2000 Family Trust                                    0                0               0              0
The Ralph F. Rosenberg 2001 Annuity Trust I                                 0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
Randal M. Fippinger-Millennium Trust                                        0                0               0              0
The Randolph L. Cowen 2000 Family Trust                                     0                0               0              0
The Randy Frankel 2001 Family Trust                                         0                0               0              0
The Randy Frankel 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
Rayas Trust                                          Jersey                 0                0               0              0
The Rebecca Viniar 2000 Trust                                               0                0               0              0
The Richard A. Friedman 2000 Annuity Trust I                                0                0               0              0
The Richard A. Friedman 2000 Family Trust                                   0                0               0              0
The Richard A. Sapp 2000 Annuity Trust I                                    0                0               0              0
The Richard A. Sapp 2000 Family Trust                                       0                0               0              0
The Richard A. Sapp 2001 Annuity Trust I                                    0                0               0              0
The Richard E. Witten 2000 Annuity Trust I                                  0                0               0              0
The Richard E. Witten 2001 Annuity Trust I                                  0                0               0              0
The Richard G. Sherlund 2000 Annuity Trust I                                0                0               0              0
The Richard G. Sherlund 2001 Annuity Trust I                                0                0               0              0
The Richard Hogan 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Richard Hogan 2001 Family Trust                                         0                0               0              0
Robert A. Fippinger, Jr.-Millennium Trust                                   0                0               0              0
The Robert B. Litterman 2000 Annuity Trust I                                0                0               0              0
The Robert B. Litterman 2000 Family Trust                                   0                0               0              0
The Robert B. Litterman 2001 Annuity Trust I                                0                0               0              0
The Robert B. Morris III 2000 Annuity
     Trust I                                                                0                0               0              0
The Robert B. Morris III 2000 Family Trust                                  0                0               0              0
The Robert B. Morris III 2001 Annuity
     Trust I                                                                0                0               0              0
The Robert J. Hurst 2000 Annuity Trust I                                    0                0               0              0
The Robert J. Hurst 2000 Family Trust                                       0                0               0              0
The Robert J. Hurst 2001 Annuity Trust I                                    0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Robert J. Katz 2000 Annuity Trust I                                     0                0               0              0
The Robert J. Katz 2001 Annuity Trust I                                     0                0               0              0
The Robert J. O'Shea 2000 Annuity Trust I                                   0                0               0              0
The Robert J. O'Shea 2000 Family Trust                                      0                0               0              0
The Robert J. O'Shea 2001 Annuity Trust I                                   0                0               0              0
The Robert J. Pace 2000 Annuity Trust I                                     0                0               0              0
The Robert J. Pace 2000 Family Trust                                        0                0               0              0
The Robert J. Pace 2001 Annuity Trust I                                     0                0               0              0
The Robert K. Steel 2000 Annuity Trust I                                    0                0               0              0
The Robert K. Steel 2001 Annuity Trust I                                    0                0               0              0
The Robin Neustein 2000 Annuity Trust I                                     0                0               0              0
The Robin Neustein 2001 Annuity Trust I                                     0                0               0              0
The Samantha Schiller 2000 Trust                                            0                0               0              0
The Sarah B. Lopatin 2000 Trust                                             0                0               0              0
The Sarah Delacy Kiernan 2000 Trust                                         0                0               0              0
The Sarah M. Darivoff 2000 Trust                                            0                0               0              0
The Sarah Rose Berlinski 2000 Trust                                         0                0               0              0
The Scott B. Kapnick 2000 Annuity Trust I                                   0                0               0              0
The Scott B. Kapnick 2000 Family Trust                                      0                0               0              0
The Scott B. Kapnick 2001 Annuity Trust I                                   0                0               0              0
Scott M. Pinkus 2000 Family Trust                  New Jersey               0                0               0              0
Scott M. Pinkus 2000 GRAT                          New Jersey               0                0               0              0
The Scott S. Prince Trust                                                   0                0               0              0
The Sharmin Mossavar-Rahmani 2001 Annuity
     Trust I                                                                0                0               0              0
The Stephen M. Neidich 2000 Trust                                           0                0               0              0
The Steven J. Wisch 2001 Annuity Trust I                                    0                0               0              0
The Steven J. Wisch 2001 Family Trust                                       0                0               0              0
The Steven M. Heller, Jr. 2000 Trust                                        0                0               0              0
The Steven T. Mnuchin 2000 Annuity Trust I                                  0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
The Steven T. Mnuchin 2000 Family Trust                                     0                0               0              0
The Steven T. Mnuchin 2001 Annuity Trust I                                  0                0               0              0
The Steven Starker 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Steven Starker 2001 Family Trust                                        0                0               0              0
The Stuart Mark Rothenberg 2000 Annuity
     Trust I                                                                0                0               0              0
The Stuart Mark Rothenberg 2000 Family Trust                                0                0               0              0
The Stuart Mark Rothenberg 2001 Annuity
     Trust I                                                                0                0               0              0
The Stuart Sternberg 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Stuart Sternberg 2001 Family Trust                                      0                0               0              0
The Terence M. O' Toole 2000 Annuity Trust I                                0                0               0              0
The Terence M. O' Toole 2000 Family Trust                                   0                0               0              0
The Terence M. O' Toole 2001 Annuity Trust I                                0                0               0              0
The Tess Augusta Linden 2000 Trust                                          0                0               0              0
The Thomas J. Healey 2001 Annuity Trust            New Jersey               0                0               0              0
The Thomas K. Montag 2000 Annuity Trust I                                   0                0               0              0
The Thomas K. Montag 2000 Family Trust                                      0                0               0              0
The Thomas K. Montag 2001 Annuity Trust I                                   0                0               0              0
The Tracy Richard Wolstencroft 2000 Annuity
     Trust I                                                                0                0               0              0
The Tracy Richard Wolstencroft 2000 Family
     Trust                                                                  0                0               0              0
The Tracy Richard Wolstencroft 2001 Annuity
     Trust I                                                                0                0               0              0
Trust for the benefit of David Ford, Jr.
     under Indenture of Trust B of David B.
     Ford dated 6/16/00                           Pennsylvania              0                0               0              0
Trust for the benefit of Jamie Ford under
     Indenture of Trust B of David B. Ford
     dated as of 6/16/00                          Pennsylvania              0                0               0              0
Trust for the benefit of Megan H. Hagerty
     u/a DTD 3/26/01                               New Jersey               0                0               0              0
Trust for the benefit of Thomas Jeremiah
     Healey u/a DTD 3/26/01                        New Jersey               0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
Trust u/w James Kellogg III                        New Jersey               0                0               0              0
The Unicorn Trust                                      UK                   0                0               0              0
Vyrona Trust                                         Jersey                 0                0               0              0
The Walter H. Haydock 2000 Annuity Trust I                                  0                0               0              0
The Walter H. Haydock, Jr. 2000 Trust                                       0                0               0              0
The Walter H. Haydock 2001 Annuity Trust I                                  0                0               0              0
The William C. Sherlund 2000 Trust                                          0                0               0              0
The William Keith Litzenberger 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The William Keith Litzenberger Remainder
     Trust                                                                  0                0               0              0
The Zachariah Cobrinik 2000 Annuity Trust I                                 0                0               0              0
Zachariah Cobrinik 2001 Annuity Trust I                                     0                0               0              0
Zachariah Cobrinik 2001 Family Trust                                        0                0               0              0
The Zachariah Cobrinik Family 2000 Trust                                    0                0               0              0

PARTNERSHIPS
ALS Investment Partners, L.P.                       Delaware                0                0               0              0
Beech Associates, L.P.                              Delaware                0                0               0              0
Bermuda Partners, L.P.                              Delaware                0                0               0              0
Crestley, L.P.                                      Delaware                0                0               0              0
EPG Associates, L.P.                                                        0                0               0              0
Greenley Partners, L.P.                             Delaware                0                0               0              0
 Harris Capital Partners, Limited
     Partnership                                    Delaware                0                0               0              0
HEMPA Limited Partnership                           Delaware                0                0               0              0
JSS Investment Partners, L.P.                       Delaware                0                0               0              0
The Litzenberger Family Limited Partnership         Delaware                0                0               0              0
Mesdag Family Limited Partnership                   Delaware                0                0               0              0
Mijen Family Partnership                            Illinois                0                0               0              0
Opatrny Investment Partners, L.P.                   Delaware                0                0               0              0
Rantz GS Investment Partners, L.P.                  Delaware                0                0               0              0
The Rizner Family Limited Partnership               Illinois                0                0               0              0
Savitz Investment Partners, L.P.                    Delaware                0                0               0              0
Silverman Partners, L.P.                            Delaware                0                0               0              0
Stone Gate GS Partners, L.P.                        Delaware                0                0               0              0
Trott GS Investment Partners, L.P.                  Delaware                0                0               0              0
Tuft GS Investment Partners, L.P.                   Delaware                0                0               0              0
Ward Investment Partners, L.P.                      Delaware                0                0               0              0

                                                                                                          ITEM 9         ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8           SOLE          SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF        POWER OF       POWER OF
                  ITEM 1                           YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS             OTHERWISE INDICATED)      SHARES           SHARES          SHARES         SHARES
        --------------------------             --------------------      ------           ------          ------         ------
Windy Hill Investment Company II, L.P.              Delaware                0                0               0              0
Winkelried Investment Partners, L.P.                Delaware                0                0               0              0

LIMITED LIABILITY COMPANIES
The Fred Kambeitz Family LLC                        Delaware                0                0               0              0
The Gary Tolchin Family LLC                         Delaware                0                0               0              0
The George Varsam Family LLC                        Delaware                0                0               0              0
The James Coufos Family LLC                         Delaware                0                0               0              0
The John Minio Family LLC                           Delaware                0                0               0              0
The Lawrence Cohen Family LLC                       Delaware                0                0               0              0
The Lawrence Trainor Family LLC                     Delaware                0                0               0              0
The Lowell Millar Family LLC                        Delaware                0                0               0              0
The Patrick Scire Family LLC                        Delaware                0                0               0              0
The Raymond Murphy Family LLC                       Delaware                0                0               0              0
The Rebecca Amitai Family LLC                       Delaware                0                0               0              0
The Richard Hogan Family LLC                        Delaware                0                0               0              0
The Stephen Levick Family LLC                       Delaware                0                0               0              0
The Steven Starker Family LLC                       Delaware                0                0               0              0
The Stuart Sternberg Family LLC                     Delaware                0                0               0              0
The Thomas Gravina Family LLC                       Delaware                0                0               0              0
The Thomas Williams Family LLC                      Delaware                0                0               0              0
The Todd Christie Family LLC                        Delaware                0                0               0              0

CORPORATIONS
Anahue Limited                                       Jersey                 0                0               0              0
Guapulo Holdings Limited                             Jersey                 0                0               0              0
HJS2 Limited                                     Cayman Islands             0                0               0              0
IAT Reinsurance Syndicate Ltd.                       Bermuda                0                0               0              0
Majix Limited                                        Jersey                 0                0               0              0
Melalula Limited                                     Jersey                 0                0               0              0
RJG Holding Company                              Cayman Islands             0                0               0              0
Robinelli Limited                                    Jersey                 0                0               0              0
Vyrona Holdings Limited                              Jersey                 0                0               0              0
Zurrah Limited                                       Jersey                 0                0               0              0

         This Amendment No. 19 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 19 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate transferred shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1.  SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2.  IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to SMBC Capital Markets, Inc. (formerly Sumitomo Bank Capital Markets, Inc.) ("SMBC") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SMBC and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SMBC Shares" and the "KAA Shares"). All information contained in this Schedule relating to SMBC and KAA has been included based upon information provided by SMBC and KAA; the separate Schedules 13D filed by SMBC and KAA and any amendments thereto should be referred to for information relating to SMBC and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4.  PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The board of directors of GS Inc. suspended the Rule 144 Program for the fiscal quarter ending November 30, 2001. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SMBC Shares and the KAA

Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SMBC Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the

Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of an aggregate of 9,151,798 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending August 31, 2001 under the Rule 144 Program described in Item 4.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not:

participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SMBC and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SMBC and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SMBC Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

           In connection with GS Inc.'s acquisitions of SLK and Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

           In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

           Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

           GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

           In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

           Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

       Exhibit                             Description
      ---------   --------------------------------------------------------------

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

         G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

       Exhibit                             Description
      ---------   --------------------------------------------------------------

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

         W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

         X. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

         Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

         Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

       Exhibit                             Description
      ---------   --------------------------------------------------------------

         AA. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

         BB. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         CC. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

         DD.      Form of Guarantee and Pledge Agreement for trusts.

         EE.      Form of Pledge Agreement for beneficiaries of trusts.

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                     CONVICTIONS OR         BENEFICIAL
                                                                      VIOLATIONS OF      OWNERSHIP OF THE
                                                                    FEDERAL OR STATE      COMMON STOCK OF
                                 BUSINESS           PRESENT          LAWS WITHIN THE        THE GOLDMAN
    NAME       CITIZENSHIP       ADDRESS          EMPLOYMENT         LAST FIVE YEARS     SACHS GROUP, INC.
    ----       -----------       -------          ----------         ---------------     -----------------
Steven M.         USA        85 Broad Street     Managing                 None           Covered Person,
Bunson                       New York, NY        Director, The                           so ownership is
                             10004               Goldman Sachs                           as set forth in
                                                 Group, Inc.                             or incorporated
                                                                                         into Item 5
                                                                                         above.

Russell E.        USA        85 Broad Street     Managing                 None           Covered Person,
Makowsky                     New York, NY        Director, The                           so ownership is
                             10004               Goldman Sachs                           as set forth in
                                                 Group, Inc.                             or incorporated
                                                                                         into Item 5
                                                                                         above.

Michael H.        UK         26 New Street,      Partner,                 None           None
Richardson                   St. Helier,         Bedell Cristin
                             Jersey,
                             JE4 3RA

John D.           UK         Victoria Hall       Vice President/          None           None
Amaral                       11 Victoria St.     Account Manager,
                             Hamilton HM11       J&H Marsh &
                             Bermuda             McLennan

Marguerite        USA        120 Broadway        Vice President,          None           None
R. Gorman                    New York, NY        Spear, Leeds &
                             10271               Kellogg, L.P.


Richard D.        UK         41 Cedar Avenue     Partner,                 None           None
Spurling                     Hamilton HM12       Appleby,
                             Bermuda             Spurling & Kempe

                                                                         ANNEX B



ITEMS 2(D)
        AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS


None.

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 38,701 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000 and an aggregate of 42,467 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 24, 2001. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

  COVERED PERSON                           TRADE DATE              NUMBER OF SHARES         PRICE PER SHARE
  --------------                           ----------              ----------------         ---------------
  Frank A. Bednarz                      September 27, 2001                2,182                  $68.01
  Matthias K. Frisch                    September 27, 2001                  131                   68.01
  William M. Grathwohl                  September 27, 2001                2,721                   68.01
  William M. Grathwohl                  September 27, 2001                  205                   68.01
  Todd W. Leland                        September 27, 2001                1,033                   68.01
  Kevin L. Lundeen                      September 27, 2001                  300                   68.01
  Kevin L. Lundeen                      September 27, 2001                  355                   68.01
  Theodore E. Niedermayer               September 27, 2001                1,457                   68.01
  Suok J. Noh                           September 27, 2001                1,681                   68.01
  Suok J. Noh                           September 27, 2001                  925                   68.01
  John P. Rustum                        September 27, 2001                  100                   68.01
  J. Michael Sanders                    September 27, 2001                  600                   68.01
  Andrew J. Stuart                      September 27, 2001                  845                   68.01
  Stephen S. Trevor                     September 27, 2001                  622                   68.01
  Scott R. Weinstein                    September 27, 2001                  350                   68.01
  David N. Fleischer                    September 28, 2001                  650                   71.12
  Jacques Martin                        September 28, 2001                  200                   71.12
  Therese L. Miller                     September 28, 2001                  646                   71.12
  Therese L. Miller                     September 28, 2001                  258                   71.12
  James R. Paradise                     September 28, 2001                1,000                   71.12
  William H. Wolf, Jr.                  September 28, 2001                   50                   71.12
  David R. Boles                        October 1, 2001                   1,837                   73.00
  Oliver L. Frankel                     October 1, 2001                     800                   73.00
  Oliver L. Frankel                     October 1, 2001                     447                   73.00
  Mitchell I. Scherzer                  October 1, 2001                   1,000                   73.00
  Steven H. Strongin                    October 1, 2001                     924                   73.00
  John D. Bertuzzi                      October 2, 2001                     500                   72.99
  Eduardo A. Cruz                       October 2, 2001                     941                   72.99
  Eduardo A. Cruz                       October 2, 2001                     400                   72.99
  William C. Dudley                     October 2, 2001                     363                   72.99
  Alexander S. Ehrlich                  October 2, 2001                   1,300                   72.99
  Michael P. Esposito                   October 2, 2001                   1,000                   72.99
  David K. Kaugher                      October 2, 2001                     300                   72.99
  Michael L. Pasternak                  October 2, 2001                   1,312                   72.99
  Michael L. Pasternak                  October 2, 2001                   1,312                   72.99
  John S. Rizner                        October 2, 2001                   1,731                   72.99
  William H. Wolf, Jr.                  October 2, 2001                     100                   72.99
  Eric J. Coutts                        October 3, 2001                   1,494                   74.90
  John P. Rustum                        October 4, 2001                     100                   78.16
  David G. Shell                        October 4, 2001                     886                   78.16
  Scott R. Weinstein                    October 4, 2001                     337                   78.16
  John S. Willian                       October 4, 2001                     558                   78.16
  Jacob Y. Friedman                     October 5, 2001                     300                   76.50
  Matthias K. Frisch                    October 5, 2001                     200                   76.50
  Keith L. Hayes                        October 5, 2001                   1,138                   76.50
  John J. McCabe                        October 5, 2001                     379                   76.50
  Ivan Ross                             October 5, 2001                     300                   76.50
  J. Michael Sanders                    October 5, 2001                     546                   76.50
  Ravi M. Singh                         October 5, 2001                   1,036                   76.50
  W. Reed Chisholm, II                  October 8, 2001                   1,000                   75.57
  Jacques Martin                        October 8, 2001                     100                   75.57
  John J. Vaske                         October 8, 2001                     239                   75.57
  John J. Vaske                         October 8, 2001                     361                   75.57
  Steven M. Feldman                     October 9, 2001                   1,874                   76.72
  C. Douglas Fuge                       October 9, 2001                   1,882                   76.72
  Evan W. Siddall                       October 9, 2001                     756                   76.72
  Philip A. Cooper                      October 11, 2001                    287                   84.15
  Philip A. Cooper                      October 11, 2001                    371                   84.15
  John E. Eisenberg                     October 11, 2001                    200                   84.15
  Andrew R. Jessop                      October 11, 2001                    590                   84.15
  John P. Rustum                        October 11, 2001                    100                   84.15
  Alastair M. Borthwick                 October 12, 2001                    792                   81.90
  W. Reed Chisholm, II                  October 12, 2001                    240                   81.90
  W. Reed Chisholm, II                  October 12, 2001                    244                   81.90
  Aubrey J. Ellis                       October 12, 2001                  1,021                   81.90
  Aubrey J. Ellis                       October 12, 2001                  1,029                   81.90
  Ian J. Evans                          October 12, 2001                    500                   81.90
  Robert K. Frumkes                     October 12, 2001                  1,198                   81.90
  Jana Hale Doty                        October 12, 2001                  1,958                   81.90
  Rustom N. Khandalavala                October 12, 2001                    479                   81.90
  Rustom N. Khandalavala                October 12, 2001                    935                   81.90
  Michael K. Klingher                   October 12, 2001                    700                   81.90
  Michael K. Klingher                   October 12, 2001                    300                   81.90
  Antigone Loudiadis                    October 12, 2001                  1,000                   81.90
  Stephen J. McGuinness                 October 12, 2001                  1,040                   81.90
  James E. Milligan                     October 12, 2001                  1,872                   81.90
  Douglas D. Moffitt                    October 12, 2001                    745                   81.90
  Douglas D. Moffitt                    October 12, 2001                  2,054                   81.90
  Jeffrey W. Schroeder                  October 12, 2001                    757                   81.90
  Jeffrey W. Schroeder                  October 12, 2001                    442                   81.90
  Matthias K. Frisch                    October 15, 2001                    200                   83.30
  John P. Rustum                        October 15, 2001                    474                   83.30
  Harvey M. Schwartz                    October 15, 2001                  1,000                   83.30
  Robert J. Shea, Jr.                   October 15, 2001                    897                   83.30
  Andrew J. Stuart                      October 15, 2001                  1,000                   83.30
  Janet L. Bell                         October 16, 2001                    600                   84.24
  William Connell                       October 16, 2001                  1,979                   84.24
  Ian J. Evans                          October 16, 2001                    615                   84.24
  Robert H. Jolliffe                    October 16, 2001                  1,141                   84.24
  David K. Kaugher                      October 16, 2001                    250                   84.24
  John J. Lauto                         October 16, 2001                    500                   84.24
  Jacques Martin                        October 16, 2001                     86                   84.24
  Christopher H. Turner                 October 16, 2001                  1,000                   84.24
  Christopher H. Turner                 October 16, 2001                  1,500                   84.24
  Ashok Varadhan                        October 16, 2001                  2,645                   84.24
  W. Reed Chisholm, II                  October 17, 2001                    842                   83.24
  Isabelle Ealet                        October 17, 2001                    168                   83.24
  Isabelle Ealet                        October 17, 2001                    334                   83.24
  Isabelle Ealet                        October 17, 2001                    335                   83.24
  Isabelle Ealet                        October 17, 2001                  1,333                   83.24
  Shigeki Kiritani                      October 17, 2001                    521                   83.24
  John J. Lauto                         October 17, 2001                    198                   83.24
  John J. Lauto                         October 17, 2001                    296                   83.24
  Jacques M. Longerstaey                October 17, 2001                    426                   83.24
  Mark E. Bamford                       October 18, 2001                  1,405                   81.86
  Arthur S. Margulis, Jr.               October 18, 2001                  4,814                   81.86
  Todd A. Williams                      October 18, 2001                  1,410                   81.86
  Juan A. Del Rivero                    October 19, 2001                  2,329                   79.81
  Juan A. Del Rivero                    October 19, 2001                  1,166                   79.81
  Nicholas J. Gaynor                    October 22, 2001                    797                   79.85
  Scott R. Weinstein                    October 22, 2001                    300                   79.85
  Ellen R. Porges                       October 23, 2001                    250                   81.98
  Ivan Ross                             October 23, 2001                    178                   81.98
  William H. Wolf, Jr.                  October 23, 2001                    200                   81.98
  Robert P. Fisher, Jr.                 October 24, 2001                  3,870                   80.77
  Robert P. Fisher, Jr.                 October 24, 2001                  1,103                   80.77
  Matthias K. Frisch                    October 24, 2001                    200                   80.77
  Richard J. Lieb                       October 24, 2001                  2,088                   80.77
  Andrew J. Stuart                      October 24, 2001                    887                   80.77
  Daisuke Toki                          October 24, 2001                    500                   80.77
  Elliot M. Alchek                      October 25, 2001                    951                   79.95
  Elliot M. Alchek                      October 25, 2001                    557                   79.95
  Christopher Grigg                     October 25, 2001                  1,045                   79.95
  Edward Sebastian Grigg                October 25, 2001                    786                   79.95
  Jonathan R. Knight                    October 25, 2001                  1,063                   79.95
  Jacques Martin                        October 25, 2001                    100                   79.95
  Ellen R. Porges                       October 25, 2001                    100                   79.95
  Janet L. Bell                         October 26, 2001                    576                   82.11
  Calvin R. Carver, Jr.                 October 26, 2001                    500                   82.11
  Robert J. Christie                    October 26, 2001                  1,200                   82.11
  Mark Dehnert                          October 26, 2001                  1,532                   82.11
  Jacob Y. Friedman                     October 26, 2001                    300                   82.11
  Matthias K. Frisch                    October 26, 2001                    200                   82.11
  Roger C. Harper                       October 26, 2001                  2,568                   82.11
  Roger C. Harper                       October 26, 2001                    451                   82.11
  David K. Kaugher                      October 26, 2001                    650                   82.11
  Ronald S. Levin                       October 26, 2001                  2,503                   82.11
  R. Scott Morris                       October 26, 2001                  1,348                   82.11
  James R. Paradise                     October 26, 2001                  1,064                   82.11
  Pamela P. Root                        October 26, 2001                    614                   82.11
  Pamela P. Root                        October 26, 2001                    287                   82.11

The following purchases of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock Exchange. These shares are Uncovered Shares:

--------------------------------------------------------------------------------
                                  TRADE             NUMBER OF       PRICE PER
COVERED PERSON                     DATE               SHARES          SHARE
--------------------------------------------------------------------------------
Michael J. Zamkow         September 28, 2001            100          $69.60
John P. Rustum            October 16, 2001                5           84.60
--------------------------------------------------------------------------------

The Covered Person listed below participates in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. This Covered Person acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

--------------------------------------------------------------------------------
                                TRANSACTION         NUMBER OF      PRICE PER
COVERED PERSON                     DATE               SHARES          SHARE
--------------------------------------------------------------------------------
Thomas J. McAdam                August 31, 2001          2           $80.40
Thomas J. McAdam                September 28, 2001       2            71.35
--------------------------------------------------------------------------------

On October 23, 2001, five Individual Covered Persons transferred an aggregate of 1,015,098 Covered Shares to entities created for estate planning purposes and, on October 30, 2001, one Individual Covered Person transferred 1,050,897 Covered Shares to an entity created for estate planning purposes. Upon transfer, these entities became Estate Planning Covered Persons.

On September 24, 2001, 20,386 shares of Common Stock were delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock became Covered Shares.

SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 2, 2001

                                         By:       /s/ Esta E. Stecher
                                            -----------------------------------
                                                Name:  Esta E. Stecher
                                                Title: Attorney-in-Fact

                                  EXHIBIT INDEX


     Exhibit                             Description

        A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

        B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule
                13D).

        C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

        D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

        G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

        H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

        I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

        J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

        K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     Exhibit                             Description

        N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

        W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

        X. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

        Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
                Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

        Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

        AA. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

        BB. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

        CC. Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

        DD.     Form of Guarantee and Pledge Agreement for trusts.

        EE.     Form of Pledge Agreement for beneficiaries of trusts.